UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TPI Composites, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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8501 N. Scottsdale Rd. Gainey Center II Suite 100 Scottsdale, AZ 85253

LETTER TO STOCKHOLDERS

Dear TPI Composites, Inc. Stockholder:

I am pleased to invite you to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of TPI Composites, Inc. (“TPI Composites” or the “Company”) to be held virtually on Wednesday, May 25, 2022 at 1:00 p.m. Arizona time via live audio webcast on the Internet at www.virtualshareholdermeeting.com/TPIC2022.

Business Strategy

Our long-term success will be driven by our business strategy. The key elements of our business strategy are as follows:

•	Capitalize on the long-term, global trends of decarbonization of the electric sector and the electrification of vehicles.

•	Grow our existing relationships and develop new relationships with leading industry OEMs.

•

Leverage our footprint in large and growing wind markets, capitalize on the continuing outsourcing trend, evaluate building wind blades for the growing offshore wind market and evaluate strategic acquisitions.

•	Focus on managing the impact of rising raw material and logistics costs and drive down costs in our business.

•	Expand our field service inspection and repair business and introduce new ancillary products and services to help our customers better manage the full life cycle of a wind blade.

•	Focus on continuing innovation.

2021 Performance Highlights

For the full year 2021, we:

•	Delivered net sales of $1,733 million.

•	Started wind blade production at our Chennai, India facility for Nordex.

•	Added four manufacturing lines in Matamoros, Mexico for Nordex and contracted for four new manufacturing lines in Yangzhou, China with Vestas.

•	Delivered strong global growth in our field service and inspection business.

•	Commenced production of parts for multiple passenger electric vehicle platforms.

Corporate Responsibility and Sustainability

We view sustainability as more than a target; it is a principle that guides us to continuously improve our business and our impacts. We have embedded sustainability practices into our day-to-day operations to safeguard our people and the environment in which they work. In March 2022, we published our third ESG Report.

Details regarding the Annual Meeting and the business to be conducted are more fully described in the accompanying Notice of 2022 Annual Meeting of Stockholders and Proxy Statement.

Thank you for your ongoing support of and continued interest in TPI Composites. We look forward to your participation at our Annual Meeting.

Sincerely,

William E. Siwek

President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

On or about April    , 2022, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access our Proxy Statement for our 2022 Annual Meeting of Stockholders (the “Proxy Statement”) and our 2021 Annual Report to Stockholders (the “Annual Report”). The Notice provides instructions on how to vote online, by telephone, or by proxy card. The Proxy Statement and our Annual Report can be accessed directly at the Internet address www.proxyvote.com by entering the sixteen-digit control number located on your proxy card.

To ensure your representation at the Annual Meeting, whether or not you plan to attend the Annual Meeting, please vote your shares as promptly as possible. Your participation will help to ensure the presence of a quorum at the Annual Meeting and save TPI Composites the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy or voting your stock at the Annual Meeting.

NOTICE OF 2022 ANNUAL MEETING

OF STOCKHOLDERS

DATE:	Wednesday, May 25, 2022

TIME:	1:00 p.m. Arizona time

VIRTUAL MEETING:

Agenda of Meeting

•

To elect three Class III directors James A. Hughes, Tyrone M. Jordan, and Peter J. Jonna to hold office until the 2025 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

•	To conduct a non-binding advisory vote on the compensation of our named executive officers;

•	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors of the Company; and

•	To transact any other business that properly comes before the Annual Meeting (including adjournments, continuations and postponements thereof).

How to Vote

Due to the coronavirus (“COVID-19”), the public health and travel concerns our stockholders may have, and the protocols that federal, state and local governments may impose, the Board of Directors has determined to hold a live audio webcast in lieu of an in-person meeting in order to support the health and well-being of our employees, stockholders, directors and community. You will be able to vote and submit your questions during the Annual Meeting at www.virtualshareholdermeeting.com/TPIC2022. The health and safety of our employees, stockholders, directors and community is paramount and we believe that holding a virtual meeting will enable greater stockholder attendance and help accommodate participants who may be unable or unwilling to travel to an in-person meeting as a result of measures implemented in response to the COVID-19 pandemic.

On or about April    , 2022, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access our Proxy Statement and our Annual Report. The Notice provides instructions on how to vote online, by telephone, or by proxy card. This Proxy Statement and our Annual Report can be accessed directly at the Internet address www.proxyvote.com by entering the sixteen-digit control number located on your proxy card.

INTERNET	TELEPHONE	MAIL

Record Date:

Only stockholders of record at the close of business on March 28, 2022 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying Proxy Statement.

If you have any questions regarding this information or the proxy materials, please contact our investor relations department via the methods listed at https://ir.tpicomposites.com/websites/tpicomposites/English/0/investor-relations.html.

By Order of the Board of Directors,

William E. Siwek

President and Chief Executive Officer

Scottsdale, Arizona

April    , 2022

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GENERAL INFORMATION

The Board of Directors (the “Board”) solicits your proxy on our behalf for the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment, continuation or postponement of the Annual Meeting for the purposes set forth in this Proxy Statement for our 2022 Annual Meeting of Stockholders (the “Proxy Statement”) and the accompanying Notice of 2022 Annual Meeting of Stockholders. The Annual Meeting will be held virtually at 1:00 p.m. Arizona time on Wednesday, May 25, 2022 via live audio webcast. You will be able to attend the virtual Annual Meeting, vote your shares electronically and submit your questions during the live audio webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/TPIC2022 and entering your sixteen-digit control number located on your proxy card. On or about April    , 2022, we mailed our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our Annual Report (the “Notice”).

In this Proxy Statement, the terms “TPI Composites,” “the Company,” “we,” “us,” and “our” refer to TPI Composites, Inc. and its subsidiaries. The mailing address of our principal executive offices is TPI Composites, Inc., 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253.

Record Date	March 28, 2022

Quorum	A majority of the shares entitled to vote on the Record Date must be present in person or represented by proxy to constitute a quorum.

Shares Outstanding	37,257,924 shares of common stock outstanding as of March 28, 2022.

Voting	There are four ways a stockholder of record can vote:

(1)  by Internet at www.voteproxy.com 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 24, 2022 (have your proxy card in hand when you visit the website);

We encourage you to vote this way as it is the most cost-effective method;

(2) by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on May 24, 2022 (have your proxy card in hand when you call);

(3) by completing and mailing your proxy card; or

(4) by Internet during the Annual Meeting. Instructions on how to attend and vote at the Annual Meeting are described at www.virtualshareholdermeeting.com/TPIC2022.

To be counted, proxies submitted by telephone or Internet at www.voteproxy.com must be received by 11:59 p.m. Eastern Time on May 24, 2022. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy	Stockholders of record may revoke their proxies by attending the Annual Meeting and voting by Internet during the Annual Meeting, by filing an instrument in writing revoking the proxy, by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted, or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the Record Date is entitled to one vote on any proposal presented at the Annual Meeting:

1 | TPI Composites    2022 Proxy Statement

For Proposal One, the election of directors, the three nominees receiving the greatest number of votes will be elected as directors.

2 | TPI Composites    2022 Proxy Statement

General Information

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

For Proposal Three, the approval of the compensation of our named executive officers in Proposal Three, on a non-binding advisory basis, requires a majority of the votes properly cast “for” or “against” such matter. Because your vote is advisory, it will not be binding on the Board or our compensation committee, but the Board and compensation committee will review the voting results and take them into consideration when making future decisions about executive compensation.

For Proposal Four, the affirmative vote of the holders of at least 75% of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class and the affirmative vote of the holders of at least 75% of the outstanding shares of each class of capital stock entitled to vote thereon, as a separate class, is required to approve the proposed amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to declassify the Board of Directors of the Company.

Effect of Abstentions and Broker Non-Votes	Votes withheld from any nominee, abstentions and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 or approval of the compensation of our named executive officers. Shares voting “abstain” on the amendment of our Certificate of Incorporation to declassify the Board of Directors will have the effect of a vote “against” this proposal.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of KPMG LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted in the election of directors unless you affirmatively provide the broker instructions on how to vote. Proposals One, Three and Four are not considered routine matters and brokers are not permitted to vote shares held by them. For Proposals One and Three, broker nonvotes will have no effect. For Proposal Four, broker non-votes will be considered a vote “against” this proposal.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote “FOR” the election of the nominees for director, “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, “FOR” the non-binding advisory vote to approve the compensation of our named executive officers, and “FOR” the amendment of our Certificate of Incorporation to declassify the Board. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Notice of Internet Availability of Proxy Materials	In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this Proxy Statement and our Annual Report, primarily via the Internet. On or about, April , 2022, we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials” that contains instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting, and how to request printed copies of the proxy materials and the Annual Report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

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General Information

Additional Solicitation/Costs	We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the Notice and proxies. Our directors, officers and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Number of Directors; Board Structure

The Board is divided into three staggered classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class III directors expires at the Annual Meeting. The term of the Class I directors expires at the 2023 annual meeting of stockholders and the term of the Class II directors expires at the 2024 annual meeting of stockholders. After the initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors.

As discussed in greater detail in Proposal Four, our Board recently approved, subject to stockholder approval, an amendment to our Certificate of Incorporation to provide for the phased declassification of the Board. If Proposal Four is approved by the requisite vote of stockholders at the Annual Meeting, directors will be elected to one-year terms of office beginning at our 2023 annual meeting of stockholders, and, following our 2024 annual meeting of stockholders, the Board of Directors will be completely declassified and all directors will be subject to annual election to one-year terms beginning with our 2025 annual meeting of stockholders.

Nominees

The Board has nominated James A. Hughes, Tyrone M. Jordan, and Peter J. Jonna for election as Class III directors to hold office until the 2025 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal. Each of James A. Hughes, Tyrone M. Jordan, and Peter J. Jonna is a current member of the Board and all of the nominees have consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

  Summary of Director Core Competencies and Board Diversity

AGE
TENURE

5 | TPI Composites    2022 Proxy Statement

Proposal One: Election of Directors

Board Diversity Matrix (As of April , 2022)

Total Number of Directors	12

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	3	9

Part II: Demographic Background

African American or Black	1	1

Alaskan Native or Native American

Asian	1

Hispanic or Latinx

Native Hawaiian or Pacific Islander

White	1	8

Two or More Races or Ethnicities

LGBTQ+

Did Not Disclose Demographic Background

Directors who are Military Veterans: -

Directors with Disabilities: -

Directors who identify as Middle Eastern: 1

For Proposal One, the three nominees receiving the greatest number of votes will be elected as directors. With respect to Proposal One, you may vote “for” or “withheld” authority to vote for each of the nominees for the Board. If you “withheld” authority to vote with respect to one or more director nominees, your vote will have no effect on the election of such nominee. Broker non-votes will have no effect on the election of the nominees.

RECOMMENDATION OF THE BOARD The Board recommends that you vote “FOR” the election of each of the nominees.

The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director of the Company. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and the Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of the Board be comprised of independent directors whom the Board has determined have no material relationship with the Company and who are otherwise “independent” directors under the published listing requirements of the Nasdaq Global Market (“NASDAQ”).

Directors

The following table sets forth information regarding our directors, including their ages, as of March 28, 2022:

Name	Age	Position

Steven C. Lockard	60	Chairman of the Board and Director

Paul G. Giovacchini (1)	64	Lead Independent Director

William E. Siwek	59	President & Chief Executive Officer, Director

Jayshree S. Desai (1)(2)	50	Director

Bavan M. Holloway (2)	57	Director

Linda P. Hudson (3)	71	Director

Jack A. Henry (2)(4)	78	Director

James A. Hughes (2)	59	Director

Daniel G. Weiss (1)(3)(4)	54	Director

Tyrone M. Jordan (3)	59	Director

Philip J. Deutch (3)	57	Director

Peter J. Jonna	36	Director

(1)	Member of our compensation committee.

(2)	Member of our audit committee.

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Proposal One: Election of Directors

(3)	Member of our nominating and corporate governance committee.

(4)

In March 2022, the Company announced that Mr. Henry and Mr. Weiss had each informed the Company of their decision not to stand for re-election at the Annual Meeting. Accordingly, each of their Class III director seats will be vacated. There are no disagreements between the Company and either of Mr. Henry or Mr. Weiss relating to the Company’s operations, policies, or practices that resulted in either of Mr. Henry’s or Mr. Weiss’ decision to not stand for re-election.

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Proposal One: Election of Directors

James A. Hughes.

Age: 59

Mr. Hughes has served as a member of the Board since October 2015. Since August 2019, Mr. Hughes has served as Managing Partner, Energy Transition at EnCap Investments, a leading provider of equity capital to independent energy companies in the upstream and midstream oil and gas industry and in the energy transition sector of the electric power industry. From December 2017 to August 2019, Mr. Hughes has served as CEO and Managing Director of Prisma Energy Capital, a private entity focused on investments in energy storage. Mr. Hughes served as Chief Executive Officer of First Solar, Inc. from May 2012 to July 2016, and served as a member of First Solar, Inc.’s board of directors from May 2012 until September 2016. Prior to serving as the Chief Executive Officer of First Solar, Inc., he served as the company’s Chief Commercial Officer from March 2012 to May 2012. Prior to joining First Solar, Inc., Mr. Hughes served as Chief Executive Officer and Director of AEI Services LLC from October 2007 until April 2011. Mr. Hughes currently serves as a director of PNM Resources Inc. (NYSE: PNM), an energy holding company that generates and provides electricity to homes and businesses in New Mexico and Texas through its regulated utilities. Mr. Hughes also serves as a director of Alcoa Corporation (NYSE: AA), a producer of bauxite, alumina and aluminum products. He is the former chairman and director of the Los Angeles branch of the Federal Reserve Bank of San Francisco. He is also a member of the Energy Advisory Council of the Dallas Federal Reserve Bank. Mr. Hughes holds a J.D. from the University of Texas at Austin School of Law, a Certificate of Completion in international business law from Queen Mary’s College, University of London and a Bachelor’s degree in Business Administration from Southern Methodist University.

   We believe that Mr. Hughes is qualified to serve as a member of the Board because of his many years of experience in various sections of the energy industry, including renewable energy, as well as his experience serving as the CEO and in other high level executive roles of publicly-traded energy companies.

Tyrone M. Jordan.

Age: 59

Mr. Jordan has served as a member of the Board since January 2019. Mr. Jordan served as President and Chief Operating Officer of DURA Automotive Systems, a leading tier one automotive supplier of electric/hybrid systems, advanced driver-assistance systems, mechatronics, lightweight structural systems, and luxury trim systems for premier automotive brands, from October 2015 until his retirement in March 2019. Mr. Jordan joined DURA following a career of more than three decades with General Motors Company and United Technologies Corporation, most recently serving as Executive Vice President, Global Operations and Customer Experience at General Motors. During his 25-year tenure with General Motors, which included living internationally in Brazil, China and Mexico, Mr. Jordan held positions of increasing responsibility in operations, purchasing, technology, business development, strategy, mergers and acquisitions, and engineering. Mr. Jordan served on the Board of Directors of Cooper Tire & Rubber Company (NYSE: CTB), and currently serves on the Board of Directors of Oshkosh Corporation (NYSE: OSK), Axalta Coating Systems (NYSE:AXTA), and Trinity Industries, Inc. (NYSE: TRN), and on the Dean’s Advisory Board of the College of Business of Eastern Michigan University. Mr. Jordan received his Executive Aerospace & Defense Master of Business Administration (ADMBA) in Operations, Strategy & Finance from the University of Tennessee, a degree in Pre-law from Eastern Michigan University and a degree in Industrial Engineering Technology from Purdue University. Mr. Jordan is the founder of the Beatrice Cozetta Jordan Scholarship, co-founder of the Henry Elbert Harden Scholarship and the Tyrone M. & Sherri L. Jordan Endowment Fund at Eastern Michigan University.

   We believe that Mr. Jordan is qualified to serve as a member of the Board because he has substantial experience in advanced automotive and aerospace product development, strategic planning and manufacturing systems.

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Proposal One: Election of Directors

Peter J. Jonna.

Age: 36

Mr. Jonna joined the Board as a Director in December 2021. Mr. Jonna is a managing director in Oaktree Capital Management’s GFI Energy Group, which executes the Power Opportunities investment strategy. He is responsible for sourcing, executing and overseeing investments in leading companies in the energy, utility and industrials sectors. Mr. Jonna currently serves on the boards of Shoals Technologies Group (NASDAQ: SHLS), Montrose Environmental Group (NYSE: MEG), and Signal Energy. Mr. Jonna previously served on the boards of directors of Array Technologies (NASDAQ: ARRY), Fidelity Building Services Group, Infrastructure & Energy Alternatives (NASDAQ: IEA), MaxGen Energy Services, Power Factors, and Sterling Solutions. Prior to joining Oaktree in 2013, he was as an investment analyst in the Americas investment team of the UBS Infrastructure Asset Management strategy investing directly in energy, power and transportation infrastructure assets. Mr. Jonna began his career as a project development engineer in Skanska’s Large Projects Group which focused on developing and constructing public private partnerships and infrastructure development projects. Mr. Jonna earned an M.S. in civil engineering from Stanford University and a B.S. in civil engineering from University of California, Los Angeles.

   We believe that Mr. Jonna is qualified to serve as a member of the Board because of his substantial experience investing in companies in the energy, utility and industrials sectors and serving on the board of directors of both public and private companies.

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Proposal One: Election of Directors

Information Concerning Directors Continuing in Office Until the 2023 Annual Meeting

Steven C. Lockard.

Age: 60

Mr. Lockard has been Chairman of the Board since May 2020. From 2004 to 2020, he was our President and Chief Executive Officer, and has served as a member of the Board since 2004. Prior to joining us in 1999, Mr. Lockard was Vice President of Satloc, Inc., a supplier of precision GPS equipment, from 1997 to 1999. Prior to that, Mr. Lockard was Vice President of marketing and business development and a founding officer of ADFlex Solutions, Inc., a NASDAQ-listed international manufacturer of interconnect products for the electronics industry, from 1993 to 1997. Prior to that, Mr. Lockard held several marketing and management positions at Rogers Corporation from 1982 to 1993. Mr. Lockard is the Chairman of the Board of Keystone Tower Systems, a manufacturer of wind turbine towers. Mr. Lockard serves as an Operating Partner with Angeleno Group and SCF Partners, equity investment firms that provide growth capital for companies in the energy transition space. Mr. Lockard also serves as an Executive in Residence at the W.P. Carey School of Business at Arizona State University. Mr. Lockard previously served for ten years as a board member and Chair of the American Wind Energy Association. Mr. Lockard holds a B.S. in Electrical Engineering from Arizona State University.

   We believe that Mr. Lockard is qualified to serve as a member of the Board based on his deep knowledge of our company gained from his positions as our President and Chief Executive Officer, as well as his experience in the wind energy industry and in high-growth global manufacturing companies.

William E. Siwek.

Age: 59

Mr. Siwek was elected to the Board in May 2020 and has been our President and Chief Executive Officer since May 2020. In May 2019, Mr. Siwek was promoted to President and ceased serving as the Chief Financial Officer of the Company, a role he had held since joining the Company in 2013. Prior to joining the Company, Mr. Siwek previously served as the Chief Financial Officer for T.W. Lewis Company, an Arizona-based real estate investment company, from September 2012 to September 2013. From May 2010 until September 2012, he was an independent consultant assisting companies in the real estate, construction, insurance and renewable energy industries. Prior to that, Mr. Siwek was Executive Vice President and Chief Financial Officer of Talisker Mountain, Inc., from January 2009 to April 2010. Prior to that, he was President and Chief Financial Officer of the Lyle Anderson Company from December 2002 to December 2008. Prior to that, Mr. Siwek spent 18 years, from September 1984 to May 2002, with Arthur Andersen where he became a Partner in both Audit and Business Consulting Divisions. Mr. Siwek currently serves on the board of the American Clean Power Association, which represents renewable energy companies in the United States and promotes the growth of clean power. Mr. Siwek holds B.S. degrees in Accounting and Economics from University of Redlands and is a Certified Public Accountant.

   We believe Mr. Siwek is qualified to serve as a member of the Board because of his extensive knowledge of the Company gained from his positions as our Chief Financial Officer, President, and Chief Executive Officer.

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Proposal One: Election of Directors

Philip J. Deutch.

Age: 57

Mr. Deutch has served as a member of the Board since 2007. Since January 2021, Philip J. Deutch has been Partner at NGP Energy Capital Management, L.L.C. (“NGP”). Mr. Deutch also has served as the Chief Executive Officer of NGP Energy Technology Partners III, LLC since February 2020. Mr. Deutch has invested in the energy technology sector since 1997 and his extensive experience includes early to late-stage investments in renewable energy, power quality/reliability, distributed generation, energy management and control, and power electronics. Mr. Deutch is also Managing Partner of NGP Energy Technology Partners, which he founded in 2005 with NGP. From 2015 to 2018, Mr. Deutch was Partner, COO, and President of Social Capital. From 1997 to 2004, Mr. Deutch was Managing Director at Perseus, L.L.C., where he led or co-led the firm’s energy investing activities and was a member of the firm’s Executive Committee. At Perseus, Mr. Deutch helped launch Perseus CDO I Limited, Perseus Acquisition-Recapitalization Fund, and Perseus-Soros Biopharmaceutical Fund, L.P. From 1986 to 1988, Mr. Deutch was a financial analyst in the Mergers & Acquisition Department of Morgan Stanley & Co., Inc. Mr. Deutch is a board member of Form Energy Inc., Voltus Inc, and Community Energy Inc. He is a former board member of, among other companies, Switchback II Corporation (NYSE: SWBK), American Wind Capital, Beacon Power, Evergreen Solar, Renewable Energy Group, and SatCon Technologies and was a Strategic Advisor to Switchback Energy Acquisition Corp. (NYSE: SBE). Mr. Deutch is a member of the External Advisory Board of the MIT Future of Storage Study, the Board of Governors of the Folger Shakespeare Library and the Board of Trustees of the Menlo School. Mr. Deutch holds a Juris Doctor with distinction from Stanford Law School and a Bachelor of Arts in Economics from Amherst College, where he was elected a member of Phi Beta Kappa.

   We believe that Mr. Deutch is qualified to serve as a member of the Board because of his substantial experience investing in energy companies in the areas of renewable and alternative energy, energy efficiency, power and oil and gas and serving on the board of directors of both public and private companies.

11 | TPI Composites    2022 Proxy Statement

Proposal One: Election of Directors

Information Concerning Directors Continuing in Office Until the 2024 Annual Meeting

Paul G. Giovacchini.

Age: 64

Mr. Giovacchini is the Lead Independent Director and served as Chairman of the Board from 2006 to 2020. He currently serves as the Chair of our Compensation Committee. Mr. Giovacchini has served as an independent consultant to Advantage Capital Management Corporation since October 2021. Mr. Giovacchini also has served as an independent consulting advisor to Landmark Partners, Inc. since 2014. Prior to 2014, he served as a Principal of Landmark Partners, Inc. since 2005. Mr. Giovacchini has been investing in privately held companies on behalf of institutional limited partnerships since 1987. He currently serves as a director of CaLLogix, Inc., a fully integrated contact center providing a full menu of customized outsourced programs. Mr. Giovacchini holds an A.B. in Economics from Stanford University and an M.B.A. from Harvard University.

   We believe that Mr. Giovacchini is qualified to serve as a member of the Board because of his experience investing in growth companies and serving on their boards of directors, and his extensive knowledge of our business.

Jayshree S. Desai.

Age: 50

Ms. Desai has served as a member of the Board since September 2017. Since January 2020, Ms. Desai has served as the Chief Corporate Development Officer of Quanta Services, Inc. (NYSE-PWR), a leading specialty contractor for the electric power, pipeline, industrial and communications industries. From 2018 to 2019, Ms. Desai served as President of ConnectGen LLC, a company focused on the development of wind, solar and storage projects. From 2010 to 2018, Ms. Desai served as the Chief Operating Officer of Clean Line Energy Partners LLC, a developer of transmission line infrastructure projects that deliver wind energy to communities and cities that lack access to low-cost renewable energy resources. From 2002 to 2010, Ms. Desai served as Chief Financial Officer of EDP Renewables North America f/k/a Horizon Wind Energy, a developer, owner and operator of wind farms. Ms. Desai began her career as a business analyst at McKinsey & Company and also held various positions in the corporate development department of Enron Corporation. Ms. Desai also currently serves on the Executive Board of KIPP Texas, a non-profit organization of public, charter schools for the underserved communities in Texas. Ms. Desai previously served as the Chairperson of the Board of the Wind Energy Foundation, a nonprofit organization dedicated to raising public awareness of wind as a clean, domestic energy source. Ms. Desai holds an M.B.A. from the Wharton School of the University of Pennsylvania and a Bachelor of Business Administration from the University of Texas at Austin.

   We believe that Ms. Desai is qualified to serve as a member of the Board because of her considerable expertise in energy markets and renewable energy policy, as well as her experience serving in high-level executive roles of wind energy transmission and development companies.

Bavan M. Holloway.

Age: 57

Ms. Holloway joined the Board in September 2020. From August 2010 to April 2020, Ms. Holloway served as Vice President of Corporate Audit for The Boeing Company (“Boeing”). Ms. Holloway also served in various senior finance roles for Boeing from May 2002 to August 2010. Prior to joining Boeing, Ms. Holloway worked for KPMG, LLP as a partner and in other roles primarily serving investment services, broker dealer and financial clients. Her internal audit experience has spanned the breadth of enterprise processes, including cybersecurity, supply chain, manufacturing, engineering and overall risk management. Ms. Holloway currently serves on the Boards of Directors of T-Mobile US, Inc. (Nasdaq: TMUS) and Callaway Golf Company (NYSE: ELY). Ms. Holloway holds a B.S. degree in Business Administration from the University of Tulsa and a M.S. degree in Financial Markets and Trading from the Illinois Institute of Technology.

We believe Ms. Holloway is qualified to serve as a member of the Board because of her 30+ years of broad finance and audit experience in complex and highly regulated global business environments.

12 | TPI Composites    2022 Proxy Statement

Proposal One: Election of Directors

Linda P. Hudson.

Age: 71

Ms. Hudson joined the Board in August 2020. From May 2014 to January 2020, Ms. Hudson served as the Chairperson and Chief Executive Officer of The Cardea Group, a management consulting firm that she founded. Ms. Hudson previously served as CEO Emeritus of BAE, a U.S.-based subsidiary of BAE Systems, a global defense, aerospace, and security company headquartered in London, from February 2014 to May 2014, and as President and Chief Executive Officer of BAE from October 2009 until January 2014. Ms. Hudson also served as President of BAE Systems’ Land and Armaments operating group, from October 2006 to October 2009. Prior to joining BAE Systems, Ms. Hudson served as Vice President of General Dynamics Corporation and President of its Armament and Technical Products business, and held various engineering, production operations, program management, and business development positions for defense and aerospace companies. Ms. Hudson holds a B.S. in Systems Engineering from the University of Florida. She also holds an honorary doctorate in engineering from Worcester Polytechnic Institute and an honorary doctorate in science from the University of Florida. In 2019, she was inducted into the National Academy of Engineering. Ms. Hudson currently serves as a director of Bank of America Corporation (NYSE: BAC) and Trane Technologies plc (NYSE: TT), formerly Ingersoll Rand, plc, and previously served as a director of The Southern Company from 2014 to July 2018. Ms. Hudson serves on the non-profit executive board of the University of Florida Foundation.

   We believe Ms. Hudson is qualified to serve as a member of the Board because of her chief executive officer and public company board experience as well as her global operations expertise which she developed by managing operations in complex and highly regulated business environments for over 35 years.

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PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2022, and we are asking you and other stockholders to ratify this appointment. During our fiscal year ended December 31, 2021, KPMG served as our independent registered public accounting firm.

The audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the Board is submitting the appointment of KPMG to stockholders for ratification. A majority of the votes properly cast is required to ratify the appointment of KPMG. In the event that a majority of the votes properly cast do not ratify the appointment of KPMG, we will review our future appointment of KPMG.

We expect that a representative of KPMG will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

In connection with our initial public offering (our “Public Offering”), we adopted a policy under which the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board. The audit committee pre-approved all services performed since the pre-approval policy was adopted. This policy is set forth in our audit committee’s charter, which is available on our website at https://ir.tpicomposites.com/websites/tpicomposites/English/4300/governance-documents.html.

Audit Fees

The following table sets forth the fees billed or expected to be billed by KPMG for audit, audit-related, tax and all other services rendered for fiscal years 2020 and 2021:

Fee Category	2020	2021

Audit Fees	$3,012,000	$2,932,000

Audit-Related Fees	$ —	$ —

Tax Fees	$ 723,000	$ 595,000

All Other Fees	$ —	$ —

Total Fees	$3,735,000	$3,527,000

Audit Fees. Consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees. Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.”

Tax Fees. Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns and were approved by the audit committee.

All Other Fees. Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above, of which there were none in 2020 or 2021.

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Proposal Two: Ratification of the Appointment of Our Independent Registered Public Accounting Firm

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. With respect to Proposal Two, you may vote “for,” “against” or “abstain” from voting on this proposal. If you “abstain” from voting with respect to this proposal, your vote will have no effect on this proposal. Broker non-votes will have no effect on the vote for this proposal.

RECOMMENDATION OF THE BOARD

The Board recommends that you vote

“For” the ratification of the appointment of KPMG

LLP as our independent registered public

accounting firm for the fiscal year ending

December 31, 2022.

Report of the Audit Committee of the Board of Directors

The information contained in this audit committee report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (iv) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act, or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that TPI Composites specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the audit committee of the Board. The audit committee consists of the four directors whose names appear below. None of the members of the audit committee is an officer or employee of TPI Composites, and the Board has determined that each of Mr. Henry, Mr. Hughes, Ms. Desai, and Ms. Holloway are “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act and the applicable NASDAQ rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ.

The audit committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The audit committee has reviewed the Company’s consolidated financial statements for the year ended December 31, 2021 and met with management, as well as with representatives of KPMG, the Company’s independent registered public accounting firm, to discuss the consolidated financial statements. The audit committee also discussed with members of KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

In addition, the audit committee received the written disclosures and communications from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and discussed with members of KPMG its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2021 be included in its Annual Report on Form 10-K.

Audit Committee

Jack A. Henry (Chair)

James A. Hughes

Jayshree S. Desai

Bavan M. Holloway

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PROPOSAL THREE: NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Board is providing our stockholders with an opportunity to cast a non-binding, advisory vote to approve the compensation of our named executive officers.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. As described in the Compensation Discussion and Analysis section, we have developed a compensation program that is designed to motivate employees to achieve short-term and long-term results that we believe are in the best interests of our stockholders. We believe our compensation policy strikes an appropriate balance between the implementation of responsible, measured compensation practices and the effective provision of incentives for our named executive officers to exert their best efforts for our success.

We are asking for stockholder approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement, which includes the disclosures in the Compensation Discussion and Analysis section, and the compensation tables and the narrative discussion following the compensation tables in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

The following resolution will be submitted for a stockholder vote at the Annual Meeting:

“BE IT RESOLVED THAT the Company’s stockholders hereby approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.”

As this vote is advisory, it will not be binding upon the Board or compensation committee, and neither the Board nor our compensation committee will be required to take any action as a result of the outcome of this vote. However, our compensation committee will carefully consider the outcome of this vote when considering future executive compensation policies and decisions.

The approval of the compensation of our named executive officers in Proposal Three, on a non-binding advisory basis, requires a majority of the votes properly cast “for” or “against” such matter. With respect to Proposal Three, you may vote “for,” “against” or “abstain” from voting on this proposal. If you “abstain” from voting with respect to this proposal, your vote will have no effect on this proposal. Broker non-votes will have no effect on the vote for this proposal.

RECOMMENDATION OF THE BOARD

The Board recommends that you vote

“For” the approval, on a non-binding advisory

basis, of the compensation of the named executive

officers, as disclosed in this proxy statement.

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PROPOSAL FOUR: APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS OF THE COMPANY

Background

Currently, the Board is divided into three classes, with directors elected to staggered three-year terms. Approximately one-third of our directors stand for election each year. The Board has adopted and declared advisable, and recommends for your approval, an amendment to Article VI of our Certificate of Incorporation to phase out the present three-year, staggered terms of our directors and instead provide for the annual election of directors.

Rationale for Declassifying the Board

The Board regularly reviews our corporate governance practices and current corporate governance trends and, in connection with this review, has discussed the potential declassification of the Board. The Board took into consideration arguments in favor and against continuation of a classified board and determined that it is in the Company’s and its stockholders’ best interests to propose to declassify the Board.

In its review, the Board considered the advantages of maintaining the classified board structure, including, among other reasons, that classified boards provide increased protection in the context of certain abusive takeover tactics because it is more difficult to change a majority of directors on a board in a single year. While the Board continues to believe that this remains an important consideration, the Board also considered the potential advantages of declassification, including the ability of stockholders to evaluate directors annually, which is generally viewed by many institutional stockholders as increasing the accountability of directors to such stockholders, and the fact that many publicly traded companies have declassified their boards in favor of annual elections. After carefully weighing these considerations, the Board determined that it would be in the best interests of the Company and its stockholders to declassify the Board and, accordingly, approved the proposed amendment to our Certificate of Incorporation and recommends that the stockholders adopt this amendment by voting in favor of this proposal.

Proposed Declassification Amendment

If the proposed amendment to our Certificate of Incorporation is approved by stockholders, directors will be elected to one-year terms of office beginning at our 2023 annual meeting of stockholders. Directors who have been elected to three-year terms prior to the effectiveness of the amendment, including directors elected at the Annual Meeting, would complete those three-year terms, and thereafter would be eligible for annual re-election after completion of their current terms. Accordingly, directors who were elected at the 2021 annual meeting of stockholders, whose terms will expire in 2024, and the directors who are elected at the Annual Meeting, whose terms will expire in 2025, will hold office until the end of their terms. If this proposal is approved, following our 2024 annual meeting of stockholders, the Board of Directors will be completely declassified and all directors will be subject to annual election to one-year terms beginning with our 2025 annual meeting of stockholders.

The text of the amendment to our Certificate of Incorporation is attached as Appendix A to this Proxy Statement.

If approved by the requisite number of stockholders, the amendment to our Certificate of Incorporation will be effective when the Company files a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware.

If the amendment to our Certificate of Incorporation is not approved by stockholders, the Board of Directors will remain classified, and directors elected at our future annual meetings of stockholders will serve three-year terms and will hold office until their respective successors are duly elected and qualified or until their earlier resignation or removal.

The approval of the amendment to our Certificate of Incorporation to declassify the Board of Directors requires the affirmative vote of the holders of at least 75% of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, and the affirmative vote of the holders of at least 75% of the outstanding shares of each class of capital stock entitled to vote thereon, as a separate class. With respect to Proposal Four, you may vote “for,” “against” or “abstain” from voting on this proposal. If you “abstain” from voting with respect to this proposal, your vote will have the effect of a vote “against” this proposal. Broker non-votes will have the effect of a vote “against” this proposal.

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RECOMMENDATION OF THE BOARD The Board recommends that you vote “For” the proposed amendment to our Certificate of Incorporation to declassify the Board of Directors.

18 | TPI Composites    2022 Proxy Statement

TRANSACTION OF OTHER BUSINESS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

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CORPORATE GOVERNANCE

The Board, which is elected by our stockholders, is responsible for directing and overseeing our business and affairs. In carrying out its responsibilities, our Board selects and monitors our top management, provides oversight of our financial reporting processes and determines and implements our corporate governance policies. A copy of our corporate governance guidelines can be found on our website at:

https://ir.tpicomposites.com/websites/tpicomposites/English/4300/governance-documents.html.

Our Board and management are committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders, and we have a variety of policies and procedures to promote such goals. To that end, during the past year, our management periodically reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), SEC rules and the listing standards of NASDAQ.

Besides verifying the independence of the members of the Board and committees (which is discussed in the section titled “Independence of the Board of Directors”), at the direction of the Board, we also:

•	Periodically review and make necessary changes to the charters for our audit, compensation and nominating and corporate governance committees;

•	Have established disclosure control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act and the rules and regulations of the SEC;

•	Have a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters in place; and

•	Have a code of business conduct and ethics that applies to our officers, directors and employees.

In addition, we have adopted a set of corporate governance guidelines. The nominating and corporate governance committee is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to the Board concerning corporate governance matters. Our corporate governance guidelines address such matters as:

•	Director Independence – Independent directors must constitute at least a majority of the Board;

•	Monitoring Board Effectiveness – The Board, and each committee of the Board, must conduct an annual self-evaluation;

•	Review of our Chief Executive Officer – Our compensation committee conducts reviews of the performance of our chief executive officer;

•

Board Access to Independent Advisors – The Board as a whole, and each of its committees separately, have authority to retain independent experts, advisors or professionals as each deems necessary or appropriate; and

•	Board Committees – All members of the audit, compensation and nominating and corporate governance committees are independent in accordance with applicable SEC and NASDAQ criteria.

Meetings of the Board of Directors

In 2021, the Board held eight formal board meetings and also held telephonic update calls with respect to various operational and strategic matters although no formal actions were taken during these calls. Each director attended at least 75% of all meetings of the Board and the committees on which they served that were held during fiscal year 2021, except for Mr. Jonna who joined the Board in December 2021. Under our corporate governance guidelines, directors are expected to spend the time needed and meet as frequently as the Board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to make efforts to attend our annual meeting of stockholders, all meetings of the Board and all meetings of the committees on which they serve. All of our directors attended our 2021 Annual Meeting of Stockholders, except for Mr. Jonna.

Code of Business Conduct and Ethics

The Board has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. A copy of our code of business conduct and ethics is available on our website at https://ir.tpicomposites.com/websites/tpicomposites/English/4300/governance-documents.html and may also be obtained, without charge, by contacting our Secretary at TPI Composites, Inc., 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act, as required by the applicable rules and exchange requirements. During fiscal year 2021, no waivers were granted from any provision of the code of business conduct and ethics.

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Corporate Governance

Independence of the Board of Directors

The Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, the Board has determined that Messrs. Giovacchini, Deutch, Henry, Hughes, Jordan, Weiss, Jonna, Ms. Desai, Ms. Holloway, and Ms. Hudson do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC, and the listing standards of NASDAQ. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board’s Role in Risk Oversight

The Board’s role in overseeing the management of our risks is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full Board (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on the Company, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Board Leadership Structure

We believe that the structure of the Board and its committees provides strong overall management of the Company. The positions of Chairperson of the Board, Chief Executive Officer and lead independent director roles are held by separate individuals. This structure enables each person to focus on different aspects of company leadership. Our Chief Executive Officer is responsible for setting the strategic direction of the Company, the general management and operation of the business and the guidance and oversight of senior management. By contrast, the Chairperson of the Board oversees Board governance practices, monitors the content, quality and timeliness of information sent to the Board and is available for consultation with the Board regarding the oversight of our business affairs. Mr. Giovacchini has served as our lead independent director since May 2020. As lead independent director, Mr. Giovacchini presides over periodic meetings of our independent directors, will serve as a liaison between our Chairperson of the Board and the independent directors, and will perform such additional duties as the Board may otherwise determine and delegate.

We believe this structure of a separate Chairperson of the Board, Chief Executive Officer and lead independent director, reinforces the independence of our Board as a whole and results in an effective balancing of responsibilities, experience and independent perspective that meets the current corporate governance needs and oversight responsibilities of our Board.

Committees of the Board of Directors

The Board has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The Board disbanded the technology committee in November 2021. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Board. Each of the audit, compensation, and nominating and corporate governance committees operates pursuant to a separate written charter adopted by the Board that is available on our website at https://ir.tpicomposites.com/websites/tpicomposites/English/4300/governance-documents.html.

Audit Committee

Our audit committee currently consists of Messrs. Henry and Hughes, Ms. Desai, and Ms. Holloway, with Mr. Henry serving as Chair. In March 2022, Mr. Henry notified the Board that he would not be standing for re-election as a director and that he intended to resign from the Board effective as of May 25, 2022, the date of the Annual Meeting. After the conclusion of the Annual Meeting, our audit committee will consist of Mr. Hughes, Ms. Desai, and Ms. Holloway, with Ms. Desai serving as Chair. Under NASDAQ listing standards and applicable SEC rules, we are required to have three members on the audit committee. Subject to phase-in rules, NASDAQ and Rule 10A-3 of the Exchange Act requires that the audit committee of a listed company be comprised solely of independent directors. The composition of our audit committee meets the requirements for independence under the listing standards of NASDAQ and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements under the listing standards of NASDAQ. Each of Mr. Henry, Mr. Hughes, Ms. Desai, and Ms. Holloway is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the 1933 Securities Act, as amended, (the “Securities Act”). Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our consolidated financial statements;

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Corporate Governance

•

helps to ensure the independence and performance of the independent registered public accounting firm, including receiving the required written communications from the independent registered public accounting firm that disclose all relationships that may reasonably be thought to bear on its independence and to confirm its independence from us;

•

discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end results of operations and our earnings press releases;

•	reviews our significant accounting policies and management’s judgments and accounting estimates;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management, including cybersecurity, bribery and corruption risks;

•	reviews related party transactions;

•

discusses with the independent registered public accounting firm the matters related to the conduct of its audit that are required to be communicated by auditors to audit committees in accordance with the standards of the Public Company Accounting Oversight Board (United States) Auditing Standard No. 1301, Communications with Audit Committees;

•

reviews and discusses with management and the independent registered public accounting firm the effectiveness of the Company’s internal control over financial reporting, including management’s report on that topic; and

•	approves (or, as permitted, pre-approves) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of NASDAQ. Our audit committee held seven meetings during fiscal year 2021.

Compensation Committee

Our compensation committee currently consists of Messrs. Giovacchini and Weiss and Ms. Desai, with Mr. Giovacchini serving as Chair. In March 2022, Mr. Weiss notified the Board that he would not be standing for re-election as a director and that he intended to resign from the Board effective as of May 25, 2022, the date of the Annual Meeting. After the conclusion of the Annual Meeting, our compensation committee will consist of Mr. Giovacchini, Mr. Jordan, Ms. Holloway, and Mr. Jonna, with Mr. Giovacchini serving as Chair. The composition of our compensation committee meets the requirements for independence under the listing standards of NASDAQ and SEC rules and regulations. Each member of the current compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code (the “Code”). The purpose of our compensation committee is to discharge the responsibilities of the Board relating to the compensation of our directors and executive officers. Our compensation committee, among other things:

•	reviews, approves and determines, or makes recommendations to the Board regarding, the compensation of our executive officers and directors;

•	administers our stock and equity incentive plans, including approval of all equity grants;

•	reviews and approves and makes recommendations to the Board regarding incentive compensation and equity plans; and

•	establishes and reviews general policies relating to compensation and benefits of our directors, officers, and senior management.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of NASDAQ. Our compensation committee held four meetings during fiscal year 2021.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee currently consists of Messrs. Weiss, Deutch and Jordan and Ms. Hudson, with Mr. Weiss serving as Chair. In March 2022, Mr. Weiss notified the Board that he would not be standing for re-election as a director and that he intended to resign from the Board effective as of May 25, 2022, the date of the Annual Meeting. After the conclusion of the Annual Meeting, our nominating and corporate governance committee will consist of Mr. Deutch, Mr. Jordan and Ms. Hudson, with Ms. Hudson serving as Chair. The composition of our nominating and corporate governance committee meets the requirements for independence under the listing standards of NASDAQ and SEC rules and regulations. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates, selects, or makes recommendations to the Board regarding, nominees for election to the Board and its committees;

•	evaluates the performance of the Board, both as a whole and on an individual basis;

•	considers and makes recommendations to the Board regarding the composition of the Board and its committees;

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Corporate Governance

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting;

•	develops and makes recommendations to the Board regarding corporate governance guidelines and governance matters;

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Corporate Governance

•	oversees and reviews our strategies and activities related to environmental, social and governance matters; and

•	oversees our diversity, equity and inclusion initiatives and activities.

The nominating and corporate governance committee operates under a written charter that satisfies the applicable listing requirements and rules of NASDAQ. Our nominating and corporate governance committee held four meetings during fiscal year 2021.

Technology Committee

Effective May 2020, the Board established a technology committee that would, among other things: assess our technology and the scope and quality of our intellectual property; provide guidance on technology as it may pertain to various corporate transactions; and assess our research and development investments, licenses, litigation, and key competitor and partnership strategies. The Board determined in November 2021 that a more informal approach to these matters where our management team could discuss technology matters with either the Board or individual directors would be more efficient and disbanded the technology committee effective November 2021.

Our technology committee held three meetings during fiscal year 2021.

Identifying and Evaluating Director Nominees

The Board has delegated to the nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to the Board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in our corporate governance guidelines and the committee’s charter. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board’s approval as director nominees for election to the Board.

Minimum Qualifications and Board Diversity

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of the Board and the needs of the Board and the respective committees of the Board. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, ethics, integrity, judgment, diversity, independence, skills, education, expertise, business acumen, length of service, understanding of our business and industry, potential conflicts of interest and other commitments. Nominees must also have proven achievement and competence in their field, the ability to offer advice and guidance to our management team, the ability to make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of the Board are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although the Board does not maintain a specific policy with respect to board diversity, the Board believes that it should be a diverse body. Currently, the Board consists of 12 directors, of which 25% are female and 25% are ethnically diverse. It is our goal to achieve 33% female and 33% ethnically diverse representation by 2023. Our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee takes into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual Board and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to the full Board the director nominees for selection.

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Corporate Governance

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to our Secretary at TPI Composites, Inc., 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

The Board provides to every stockholder the ability to communicate with the Board as a whole, the non-employee directors as a group, and with individual directors on the Board through an established process for stockholder communication. For a stockholder communication directed to the Board as a whole, stockholders and other interested parties may send such communication to our Chief Executive Officer at TPI Composites, Inc., 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253, Attn: Board of Directors, Attn: Chief Executive Officer.

For a stockholder communication directed to an individual director in his or her capacity as a member of the Board, stockholders and other interested parties may send such communication to the attention of the individual director to: TPI Composites, Inc., 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253, Attn: [Name of Individual Director].

The Company shall review all incoming communications and forward such communications to the appropriate member(s) of the Board as well as the Chairperson of the Board, in his or her capacity as a representative of the Board. The Chief Executive Officer will generally not forward communications that are unrelated to the duties and responsibilities of the Board, including communications that the Chief Executive Officer determines to be primarily commercial in nature, product complaints or inquires, and materials that are patently offensive or otherwise inappropriate.

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COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes our executive compensation program as it relates to the following “named executive officers.”

•	William E. Siwek, our President and Chief Executive Officer.

•	Adan Gossar, our Interim Chief Financial Officer and Chief Accounting Officer.

•	Bryan R. Schumaker, our former Chief Financial Officer, whose employment ended with us on December 15, 2021.

•	Ramesh Gopalakrishnan, our President and Chief Operating Officer – Wind.

•	Steven G. Fishbach, our General Counsel and Secretary.

•	James M. Hilderhoff, our former Chief Commercial Officer, whose employment ended with us on December 31, 2021.

The following discussion should be read together with the compensation tables and related disclosures set forth on the pages that follow.

Executive Appointments in 2021

On December 16, 2021, Adan Gossar assumed the role of Interim Chief Financial Officer.

Executive Summary

2021 Performance Overview

During 2021, we continued to grow our revenue and diversify our business.

•	Our net sales grew to $1.733 billion in 2021 compared to net sales of $1.67 billion in 2020.

•	We started wind blade production at our Chennai, India facility for Nordex. We also added four lines in Matamoros, Mexico for Nordex and contracted for four new lines in Yangzhou, China with Vestas.

•	We had strong global growth in our field service and inspection repair business.

•	We continued to make investments in our transportation business to diversify our business.

•

Our operations and profitability were adversely affected by a multitude of factors including: significant price increases and supply constraints with respect to key raw materials that we use to manufacture our products; higher logistics costs; challenges related to transitioning operations at the former Nordex facility in Matamoros, Mexico; and challenges we experienced during the transition to a new multipiece blade at one of our manufacturing facilities in Juarez, Mexico.

2021 Executive Compensation Program Overview

With respect to 2021, we achieved all of our operational goals and certain of our growth goals but failed to meet our financial goal with respect to our Adjusted EBITDA target. As a result, we believe our performance has been reflected in our executive pay outcomes and decisions made by our compensation committee in 2021, which are consistent with our pay for performance culture. For example:

•

Cash Incentive Bonuses: Our executive compensation program includes short-term incentive compensation in the form of annual incentive cash bonuses that are contingent upon achievement of certain business and financial objectives, including targets relating to safety, sustainability, quality, cost reductions, sales and business growth and Adjusted EBITDA. The Company achieved each of the safety, sustainability, and quality targets, the maximum performance for the cost reductions target and a percentage of the total net sales and growth targets. However, we failed to meet our Adjusted EBITDA target. As a result, consistent with our pay for performance culture, our compensation committee approved a bonus payout for our current named executive officers at 82.7% of their respective bonus targets, except for our President and Chief Operating Officer – Wind. None of our named executive officers received discretionary upward adjustments of their target bonus levels. With respect to our President and Chief Operating Officer—Wind, our compensation committee considered the operational challenges that we experienced at certain of our Mexico manufacturing facilities during 2021 and approved a bonus payout at 74.43% of his bonus target.

•

Long-Term Equity Incentive Compensation: Our compensation committee granted long-term incentive opportunities to our named executive officers in the form of a combination of time-based restricted stock units subject to multi-year vesting based on continued service, and performance-based restricted stock units subject to multi-year vesting based on continued service and the achievement of pre-determined Adjusted EBITDA and stock price targets. Approximately 61% of the total value of restricted stock units granted to the named executive officers were performance-based restricted stock units, except for Mr. Hilderhoff, who received 100% of his long-term incentive award opportunity as time-based RSU awards in accordance with the compensation package granted to Mr. Hilderhoff upon his hire.

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Compensation Discussion and Analysis

•

Base Salary Adjustments: Our compensation committee approved increases in the base salaries of Mr. Siwek, Mr. Gossar, Mr. Schumaker, Mr. Gopalakrishnan, Mr. Fishbach and Mr. Hilderhoff of 4%, 2%, 4%, 3%, 7% and 1%, respectively, which were effective as of January 1, 2021. These salary increases considered competitive market data derived from the Company’s peer group described below.

Primary Compensation Programs

The primary compensation programs for our executive officers are designed to provide the following:

Compensation Element	Objective	Features
Base Salary	Attract, motivate and retain employees at the executive level who contribute to our long-term success.	Fixed component of pay to provide financial stability, based on responsibilities, experience, individual contributions, and peer company data.

Cash incentive bonuses	To compensate executives for Company-wide performance and individual performance in terms of achieving Company-wide and individual performance goals; to motivate and attract executives.	Variable component of pay based on annual corporate and individual quantitative and qualitative goals.

Long-term equity incentive compensation granted in the form of time-based and performance-based restricted stock units	To incentivize executives to deliver long-term financial performance and stockholder value, while also providing a retention vehicle for top executive talent. We believe these awards align employee interests with those of our stockholders over the longer-term.	Typically, a combination of time-based restricted stock units subject to multi-year vesting based on continued service, and performance-based restricted stock units subject to multi-year vesting based on continued service and the achievement of pre-determined goals tied to achieving certain Adjusted EBITDA and stock price targets

Long-term equity incentive compensation granted in the form of stock options	To provide a strong reward for growth in the market price of our common stock as their entire value depends on future stock price appreciation, as well as a strong incentive for our executive officers to remain employed with the Company as they require continued employment with the Company through the vesting period.	Typically, granted upon an executive’s hire date and vests over a four-year period.

The other elements of our executive compensation program are severance and change in control benefits, broad-based health and welfare benefits, a 401(k) plan available to all U.S. employees and limited perquisites, each of which are described in more detail below.

Pay for Performance Philosophy

We believe our executive compensation program is reasonable and competitive, and appropriately balances the goals of attracting, motivating, rewarding and retaining our executive officers with the goal of aligning their interests with those of our stockholders. The annual compensation of our executive officers, including our named executive officers, varies from year to year based on our corporate, financial and operational results and individual performance. While we do not determine either “variable” or “fixed” pay for each named executive officer with reference to a specific percentage of target total direct compensation, consistent with our “pay-for-performance” philosophy, our executive compensation program emphasizes “variable” pay over “fixed” pay.

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Compensation Discussion and Analysis

In 2021, the majority of the target total direct compensation of our Chief Executive Officer consisted of variable pay in the form of long-term incentive compensation opportunities. Fixed pay, primarily consisting of base salary, made up approximately 23% of our Chief Executive Officer’s target total direct compensation, while contingent (“variable”) pay, consisting of short-term cash incentive bonus pay and long-term incentive compensation in the form of equity awards, made up approximately 77% of his target total direct compensation. Similarly, for our other named executive officers, variable pay was emphasized over fixed pay and delivered using the same vehicles as those that were used for our Chief Executive Officer. The following charts show the percentages of target variable pay versus target fixed pay for our Chief Executive Officer and our other named executive officers in 2021:

We believe that this approach provides balanced incentives for our executive officers to drive our financial performance and long-term growth.

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Compensation Discussion and Analysis

Executive Compensation Policies and Practices

In addition to our direct compensation elements, the following table summarizes features of our compensation policies and practices that are designed to align our executive team with stockholder interests and with market best practices:

What We Do	What We Don’t Do

✓ Allocate a significant portion of our executive officers’ target total direct compensation to equity-based awards, which are therefore “at risk”, to align the interests of our executive officers and stockholders

✓ Link a significant portion of our executive officers’ target total direct compensation to the performance of our stock price

✓ Maintain an industry-specific peer group comprised of similarly sized companies for benchmarking pay on an annual basis

✓ Offer market-competitive benefits for executives that are consistent with the rest of our employees

✓ Consult with an independent compensation consultant on compensation levels and practices on an annual basis

✓ Perform an annual compensation-related risk assessment by our compensation committee as described on page 39 below

✓ Maintain a clawback policy with respect to incentive-based cash and equity compensation

✓ Seek an annual non-binding advisory vote from stockholders to approve the named executive officer compensation program described in the CD&A

× Provide any compensation-related tax gross-ups

× Provide excessive perquisites

× Provide any pension arrangements, non-qualified deferred compensation arrangements or retirement plans to our executive officers other than a 401(k) plan that is generally available to all U.S. employees

× Allow hedging by our officers, directors, employees, and certain other persons of Company stock unless pre-approved by our audit committee

× Allow pledging by our officers, directors, employees, and certain other persons of Company stock unless pre-approved by our audit committee

Say-on-Pay Vote on Executive Compensation

Our compensation committee considered the results of the non-binding stockholder advisory votes on the compensation of our named executive officers conducted at the May 18, 2021 annual meeting of stockholders. As reported in our current report on Form 8-K, filed with the SEC on May 20, 2021, approximately 90% of the votes cast on the proposal expressed support for the compensation program offered to our named executive officers as disclosed in last year’s proxy statement (the “Say-on-Pay Vote”). Accordingly, our compensation committee made no material changes to our executive compensation program as a result of the Say-on-Pay Vote. Further, the Board has elected to conduct the Say-on-Pay Vote annually, thereby giving our stockholders the opportunity to provide feedback on the compensation of our named executive officers each year. We will be conducting our annual Say-on-Pay Vote as described in Proposal Three of this Proxy Statement at the Annual Meeting. The Board and our compensation committee will consider the outcome of the Say-on-Pay Vote, as well as feedback received throughout the year, when making compensation decisions for our named executive officers in the future.

Setting Executive Compensation

Role of the Compensation Committee

Our compensation committee is primarily responsible for developing and implementing our compensation policies and establishing and approving the compensation for all of our executive officers. Our compensation committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members, when the compensation committee deems it appropriate to do so in order to carry out its responsibilities. In 2021, our compensation committee did not delegate such authority. Our compensation committee oversees our compensation and benefit plans and policies, administers our equity incentive plans and reviews and approves annually all compensation decisions relating to all of our executive officers, including our Chief Executive Officer. When formulating its recommendations for the amount of each compensation element and approving each compensation element and the target total direct compensation opportunity for our executive officers, our compensation committee considers the following factors:

•	our performance against the financial and operational objectives established by our compensation committee and the Board;

•	our financial performance relative to our compensation peer group;

•	the compensation levels and practices of our compensation peer group;

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Compensation Discussion and Analysis

•	each individual executive officer’s skills, experience and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;

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Compensation Discussion and Analysis

•	the scope of each individual executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group;

•

the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and ability to work as part of a team, all of which reflect our core values; and

•	the recommendations provided by our Chief Executive Officer with respect to the compensation of our other executive officers.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable. Our compensation committee reviews the base salary levels, cash incentive bonuses, and long-term incentive compensation opportunities of our executive officers, including our named executive officers, each fiscal year at the beginning of the year, or more frequently as warranted. Long-term incentive compensation is granted on a regularly-scheduled basis, as described in the “Individual Compensation Elements – Long Term Incentives” section below.

Role of the Chief Executive Officer

In discharging its responsibilities, our compensation committee works with members of our management, including our Chief Executive Officer. Our management team assists our compensation committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters. Our compensation committee solicits and reviews our Chief Executive Officer’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures and other compensation-related matters for our executive officers (other than with respect to his own compensation).

Our compensation committee reviews and discusses these recommendations and proposals with our Chief Executive Officer and considers them as one factor in determining the compensation for our executive officers, including our other named executive officers. Our Chief Executive Officer recuses himself from all discussions and recommendations regarding his own compensation.

Role of the Compensation Consultants

Our compensation committee has the authority under its charter to engage the services of a consulting firm or other outside advisor to assist it in designing our compensation programs and in making compensation decisions. In 2021, the compensation committee retained Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), as its independent third-party compensation consultant to advise on executive compensation matters including: overall compensation program design and the design of our performance-based equity award program, peer group development and updates, and benchmarking executive officer and board of director compensation programs. Aon did not provide any other services to us in 2021. Aon reports directly to our compensation committee. We do not believe the retention of, and the work performed by, Aon creates any conflict of interest.

Defining and Comparing Compensation to Market Benchmarks

In evaluating the total compensation of our named executive officers, our compensation committee, using information provided by Aon, establishes a peer group of publicly traded companies in the industrial machinery, aerospace and defense, and electrical components and equipment industries, among others, that is selected based on a balance of the following criteria:

•	companies whose revenue, EBITDA and market capitalization are similar, though not necessarily identical, to ours;

•	companies with global operations to align to our organizational complexity;

•	companies with similar executive positions to ours;

•	companies against which we believe we compete for executive talent; and

•	public companies based in the U.S. whose compensation and financial data are available in proxy statements or through widely available compensation surveys.

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Compensation Discussion and Analysis

Based on these criteria, our peer group for 2021, as approved by our compensation committee, was comprised of the following 25 companies and is unchanged from our 2020 peer group:

Actuant Corporation Advanced Energy Industries, Inc. Aerojet Rocketdyne Holdings, Inc. Altra Industrial Motion Corp. Ameresco, Inc. AZZ Inc. Barnes Group Inc.	Blue Bird Corporation Comfort Systems USA, Inc. Curtiss-Wright Corporation EnPro Industries, Inc. ESCO Technologies Inc. Franklin Electric Co., Inc. Generac Holdings Inc. Hexcel Corporation ITT Inc.	Kraton Corporation Lydall, Inc. Moog Inc. NN, Inc. Ormat Technologies, Inc. RBC Bearings Incorporated Renewable Energy Group, Inc. Teledyne Technologies Incorporated Woodward, Inc.

We believe that our 2021 peer group provided us with appropriate compensation data for evaluating the competitiveness of the compensation levels and practices of our named executive officers during 2021.

In 2021, the primary market reference point considered by our compensation committee in establishing target total compensation for our executive officers was the 50th percentile of our 2021 peer group. Although our compensation committee and the Board target compensation as described above, they also consider other criteria, including market factors, the experience level of the executive, organizational criticality and the executive’s performance against established goals of the Company, in determining variations to this general target.

Individual Compensation Elements

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including our named executive officers, and is an important element of compensation intended to attract and retain highly-talented individuals.

Using the competitive market data provided by Aon, as well as evaluating the executive officer’s responsibilities, experience and individual contributions, our compensation committee reviews and develops recommendations for adjusting the base salaries for each of our executive officers, including our named executive officers, as part of its annual executive compensation review. In addition, the base salaries of our executive officers may be adjusted by our compensation committee in the event of a promotion or significant change in responsibilities.

Generally, our compensation committee sets base salaries with reference to the 50th percentile of the competitive range of our compensation peer group and applicable executive compensation survey data. We have evaluated the base salaries of our executive officers in the context of establishing their total cash compensation at levels that are consistent with the target total cash compensation of executive officers holding comparable positions at other public companies in our peer group.

In March 2021, consistent with the recommendation of our Chief Executive Officer, our compensation committee determined to increase the base salaries of our executive officers, including our named executive officers (other than our Chief Executive Officer, whose base salary increase was determined solely by our compensation committee). In making these decisions, our compensation committee considered the current risks and challenges facing us, as well as the factors described in the “Setting Executive Compensation” section above.

The base salaries of our named executive officers for 2021 were adjusted as follows:

Named Executive Officer	2020 Base Salary ($)	2021 Base Salary ($)	% Change

William E. Siwek	800,000	830,000	4%

Adan Gossar	325,000	333,125	2%

Bryan R. Schumaker	463,500	480,186	4%

Ramesh Gopalakrishnan	466,400	480,392	3%

Steven G. Fishbach	375,000	400,013	7%

James M. Hilderhoff	475,000	480,938	1%

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Compensation Discussion and Analysis

The actual base salaries paid to our named executive officers in 2021 are set forth in the “Summary Compensation Table” section.

Short Term Cash Incentive Program

In April 2016, the Board adopted the Senior Executive Cash Incentive Bonus Plan (the “Bonus Plan”). The Bonus Plan provides for cash bonus payments based upon the attainment of performance targets established by our compensation committee. The payment targets may be related to financial and operational measures or objectives with respect to the Company, which we refer to as corporate performance goals or objectives, as well as individual performance objectives.

Each executive officer who is selected to participate in the Bonus Plan will have a target bonus opportunity set for each performance period. Our compensation committee took into account market data, relative levels of responsibility across the Company, tenure, and other relevant factors in order to set the target performance-based incentive for each named executive officer. The corporate performance goals will be measured at the end of each performance period after our financial reports have been published or such other appropriate time as our compensation committee determines. If the corporate performance goals and individual performance objectives are met, payments will be made as soon as practicable following the end of each performance period. Subject to the rights contained in any agreement between the executive officer and us, an executive officer must be employed by us on the bonus payment date to be eligible to receive a bonus payment. The Bonus Plan also permits our compensation committee to approve additional bonuses to executive officers in its sole discretion; however, the compensation committee did not do so for 2021.

2021 Annual Cash Incentive Program Performance Objectives

In considering performance objectives for the named executive officers for 2021, our compensation committee selected a combination of performance objectives that it believed would align with creating long term stockholder value. Our compensation committee also considered each named executive officer’s individual performance in determining the named executive officer’s bonus payout. Specifically, our compensation committee selected a combination of objectives relating to safety, sustainability, quality, total net sales, cost reductions, growth and profitability. These performance objectives were substantially identical to our 2020 objectives except that we added a performance objective for sustainability to emphasize the importance of meeting a key environmental, social and governance (“ESG”) goal. The following table sets forth for each performance objective: its weighting, its minimum threshold, target, maximum performance cap and maximum payout percentage, whether the performance objective had been achieved and the actual payout percentage:

Performance Objective	Weighting	Minimum Performance Threshold	Target Performance (100% level)	Maximum Performance Cap (200% level)	Maximum Payout Percentage	Achievement of Performance Objective	Actual Payout Percentage

Safety	6%	N/A	N/A	N/A	6%	100%	6.0%

Sustainability	3%	N/A	N/A	N/A	3%	100%	3.0%

Quality	11%	N/A	N/A	N/A	11%	100%	11.0%

Total Net Sales	15%	$1.67 billion (1)	$1.75 billion	$1.90 billion	30%	89%	13.4%

Cost Reductions	15%	$5 million (2)	$10 million	$20 million	30%	200%	30.0%

Growth	25%	(3)	(3)	(3)	50%	77%	19.3%

Profitability (Adjusted EBITDA)	25%	$110 million (2)	$120 million	$145 million	50%	0%	0.0%

Total	100%				180%		82.7%

(1)	Achieving this amount would result in a payout of 50% of the target performance objective.

(2)	Achieving this amount would result in a payout of 80% of the target performance objective.

(3)	See the discussion of the minimum and maximum performance criteria under the “Growth” performance objective below.

A named executive officer could earn 100% of their target and up to an additional 80% of his or her target bonus percentage if we achieved our safety and quality objectives in full and we achieved certain targets for total net sales, cost reductions, growth and profitability. In order for any of the total net sales, cost reductions, profitability and growth performance objectives to be paid, the applicable minimum threshold amount listed in the table above must be achieved. The actual amount payable under each of the total net sales, cost reductions, growth and profitability performance objectives would increase in a linear scale assuming the minimum threshold amounts were achieved. For example, if we achieved $7.5 million of cost reductions, the total payout percentage for the cost reductions performance objective would be 13.5%.

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Compensation Discussion and Analysis

Our compensation committee determined that we had achieved the safety, sustainability, and quality performance objectives. We achieved the maximum performance level of the cost reductions target. We also achieved a portion of the total net sales and growth performance objectives. Certain factors affected reaching certain goals, including the significant price increases and supply constraints with respect to key raw materials that we use to manufacture our products, higher logistics costs, and challenges related to transitioning operations in Mexico. In light of such performance, our compensation committee approved a bonus payout for our current named executive officers at 82.7% of their respective bonus targets, except for our President and Chief Operating Officer – Wind. None of our named executive officers received discretionary upward adjustments to their target bonus levels. With respect to our President and Chief Operating Officer – Wind, the Compensation Committee considered the operational challenges that we experienced at certain of our Mexico manufacturing facilities during 2021 and approved a bonus payout at 74.43% of his bonus target.

The following sets forth a more detailed description of each performance objective:

Safety (6%)

The first performance objective is related to promoting safety at our manufacturing facilities. Safety is our first core value, and our compensation committee believes it is imperative to promote a safer workplace for all of our associates. The specific safety performance objectives were maintaining or reducing our lost time incident rate and recordable incident rate on a year over year basis from 2020 to 2021. The lost time incident rate calculates the number of incidents that result in time away from work, while the recordable incident rate is calculated by multiplying the number of recordable cases by 200,000, and then dividing that number by the total number of labor hours performed by our direct labor associates. In addition, the final safety performance metric was recording more than 15,000 “good catches” on a global basis in 2021. We define “good catches” as identifying potential safety hazards or conditions before an incident occurs. In order to achieve this performance objective, we needed to satisfy all of the specific safety objectives set forth above. For 2021, we achieved each of the sub-criteria described and achieved 100% of the safety performance objective.

Sustainability (3%)

The second performance objective is related to a key ESG goal of mitigating waste generated from production. The specific sustainability performance objective was a reduction of the annual waste rate by 5% across our global facilities on a year over year basis from 2020 to 2021. Our blade facilities calculated the reductions based on production waste and our tooling and transportation facilities calculated the reductions based on total waste. For 2021, we achieved 100% of the sustainability performance objective.

Quality (11%)

The third performance objective is related to our goal of delivering high quality products to our customers and evolution from a reactive to predictive mindset. The first two quality performance objectives were achieving on time closure targets of actions arising from both independent manufacturing and engineering focus area audits. The third quality performance objective was achieving improvement targets in our identified critical-to-quality manufacturing processes. The final quality performance objective was execution of the 2021 roadmap milestones set out in our global associate quality program. For 2021, we achieved all four quality criteria and as such, achieved 100% of the quality performance objective.

Total Net Sales (15%)

The fourth performance objective is related to total net sales. Our compensation committee chose total net sales as one of the performance objectives because it believes that achieving top line growth is a primary objective and contributes to the Company’s year-over-year financial performance. The target performance objective for 2021 total net sales was $1.75 billion. The minimum threshold for satisfying this performance objective was $1.67 billion of total net sales, which would result in a payout of 50% of the target performance objective. The maximum performance cap was $1.90 billion of total net sales, which would result in a payout of 200% of the target performance objective. We achieved $1.73 billion of total net sales for the year ended December 31, 2021, and we therefore achieved 89.0% of the total net sales performance objective.

Cost Reductions (15%)

The fifth performance objective is related to reducing our total variable costs, manufacturing overhead, fixed costs and corporate costs to promote the competitive position of our products and services. Our target goal was to reduce such costs by $10 million. The minimum threshold for satisfying this performance objective was $5 million of cost reductions, which would result in a payout of 80% of the target performance objective. The maximum performance cap was $20 million of cost reductions, which would result in a payout of 200% of the target performance objective. We exceeded 100% of the cost reductions performance objective, and because we satisfied 100% of the safety and quality performance objectives, we achieved 200% of the cost reduction performance objective.

Growth (25%)

The sixth performance objective is related to growth of new business as measured by the following performance criteria: addition of eight onshore manufacturing lines (5%); addition of two new offshore manufacturing lines (5%); contract extensions of seven existing manufacturing lines (5%); $29 million of annual revenue from field service customer contracts (5%); and new transportation business contracts with a total annual revenue of $25 million (5%). Our compensation committee chose growth as a performance objective because it believes that the additional growth in our contract backlog creates long term value for our stockholders.

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Compensation Discussion and Analysis

The minimum performance criteria were as follows: addition of four new onshore manufacturing lines, extension of two existing manufacturing lines, $20 million of annual revenue from field service customer contracts and $15 million of annual revenue from new transportation business.

The maximum performance criteria were as follows: addition of twelve new onshore manufacturing lines, four new offshore manufacturing lines, contract extensions of ten existing manufacturing lines, $35 million of annual revenue from field service customer contracts and $35 million of annual revenue from new transportation business.

We achieved 96% of the new onshore manufacturing line objective, 92% of the extension of existing manufacturing lines objective, and 200% of the new field service business objectives. We did not achieve the new offshore manufacturing line and new transportation business objectives.

Based on the foregoing, we achieved 77.0% of the growth performance objective.

Profitability (25%)

The seventh performance objective is related to profitability as measured by Adjusted EBITDA. We define EBITDA, a non-GAAP financial measure, as net income or loss plus interest expense (including losses on extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define Adjusted EBITDA, a non-GAAP financial measure, as EBITDA plus any share-based compensation expense, plus or minus any foreign currency losses or income, plus or minus any losses or gains from the sale of assets and asset impairments, plus any restructuring charges. Our compensation committee chose Adjusted EBITDA as a performance objective because it believes that top line growth must be achieved efficiently and with a long-term focus on achieving profitability. The specific Adjusted EBIDTA performance objective for 2021 was $120 million, which was greater than our Adjusted EBITDA of $94 million in 2020. The minimum threshold for satisfying this performance objective was $110 million of total Adjusted EBITDA and the maximum performance cap was $145 million of Adjusted EBITDA. We did not achieve the minimum Adjusted EBITDA performance threshold and consequently we achieved 0% of the profitability performance objective.

EBITDA and Adjusted EBITDA are non-GAAP financial measures. See Appendix B for a reconciliation of net loss, the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA.

The cash incentive bonus targets as a percentage of base salary, the target cash incentive bonus amounts in dollars, actual cash incentive bonus amounts paid as a percentage of target and the actual cash incentive bonus amounts paid to our named executive officers with respect to 2021 are set forth in the table below.

Named Executive Officer	Target Incentive Award as a % of Base Salary	Target Incentive Award ($)	Actual Cash Award as a % of Target Opportunity	Actual Cash Award ($)

William E. Siwek	100%	830,000	82.7%	686,410

Adan Gossar	60%	199,875	82.7%	165,297

Bryan R. Schumaker (1)	65%	312,121		—

Ramesh Gopalakrishnan	65%	312,255	74.43%	232,411

Steven G. Fishbach	65%	260,008	82.7%	215,027

James M. Hilderhoff (1)	65%	312,610		—

(1)	Mr. Schumaker and Mr. Hilderhoff did not receive a payout under the cash incentive bonus program due to the termination of their employment with the Company in December 2021.

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Compensation Discussion and Analysis

Long-term Incentives

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers, including our named executive officers, to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.

Long-term incentive compensation opportunities in the form of equity awards are granted by our compensation committee in accordance with our Amended and Restated 2015 Stock Option and Incentive Plan (the “2015 Plan”). The amount and forms of such equity awards are determined by our compensation committee after considering the factors described in the “Setting Executive Compensation” section. The amounts of the equity awards are also intended to provide competitively-sized awards and resulting target total direct compensation opportunities that are competitive with the compensation opportunities offered by the companies in our compensation peer group for similar roles and positions for each of our executive officers, taking into consideration the factors described in the “Setting Executive Compensation” section.

Performance-Based Awards

Our compensation committee grants performance-based RSUs to the named executive officers, which vest only if we meet specified objective performance criteria and remain in a continued service relationship with us through the applicable performance period. The goals of the Board and our compensation committee in selecting metrics for the performance-based component of the long-term incentive program include: alignment with business strategy; driving achievement of our development goals; and creating stockholder value.

In March 2021, as part of its annual executive compensation review, our compensation committee approved the grant of performance-based RSU awards to the named executive officers as described in the “Grant of Plan-Based Awards for Fiscal Year 2021” section below. These performance-based RSU awards represented approximately 61% of such named executive officers annual long term incentive award opportunity. These performance-based RSUs vest as follows:

•

Stock Hurdle PSUs: the applicable named executive officer must be in a continuous service relationship with the Company or any of its subsidiaries through December 31, 2023 to vest in any Stock Hurdle PSUs that may be credited with respect to the performance period (i.e., date of grant to December 31, 2023). One third of the Stock Hurdle PSUs will be credited if the Company achieves a stock price of at least $66, an additional one third will be credited if the Company achieves a stock price of at least $72 and an additional one third if the Company achieves a stock price of at least $78, in each case, based on the volume-weighted average stock price of a share of Company common stock over 30 consecutive trading days during the performance period. Each of these stock price hurdles were at prices significantly above the Company’s closing stock price of $50.03 on the date these performance-based RSUs were granted.

•

Adjusted EBITDA PSUs: the applicable named executive officer must be in a continuous service relationship with the Company or any of its subsidiaries through December 31, 2023 to vest in any Adjusted EBITDA PSUs that may be credited with respect to the performance period (i.e., January 1, 2021 to December 31, 2023). The Committee established three increasingly challenging cumulative Adjusted EBITDA hurdles, each of which is tied to one third of a named executive officer’s grant. Plan participants may earn one third of the grant upon achievement of its respective goal over the three-year performance period. Plan participants may only earn 100% of the Adjusted EBITDA PSUs if all Adjusted EBITDA hurdles are exceeded.

For a summary and discussion of the vesting provisions of the Stock Hurdle PSUs and Adjusted EBTIDA PSUs in the event of an executive’s termination of employment in connection with the executive’s death or disability or a change in control of the Company, please see the “Employment, Severance and Change of Control Agreements” section.

Time-Based Awards

We believe that issuing a combination of time-based restricted stock unit and stock option awards provides an appropriate balance of rewarding employees for potential growth in the market price of our common stock and providing a retention tool for our key executives.

Our compensation committee approved the grant of time-based RSU awards to the named executive officers as described in the “Grant of Plan-Based Awards for Fiscal Year 2021” section below. These time-based RSU awards represented 39% of such named executive officers’ long-term incentive award opportunity, except for Mr. Hilderhoff, who received 100% of his long-term incentive award opportunity as time-based RSU awards in accordance with the compensation package granted to Mr. Hilderhoff upon his hire. One hundred percent of these time-based RSUs vest on the third anniversary of the grant.

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Compensation Discussion and Analysis

date, subject to the applicable named executive officer’s continued service with the Company through such date. We believe time-based RSUs with a three-year cliff vesting period provide a strong retention incentive for our executive officers and also provide a moderate reward for growth in the value of our common stock.

We may issue stock options to certain senior employees when they are first hired. Our stock options have a ten-year term and typically vest over four years with 25% vesting on the first anniversary date of the grant and 6.25% vests on each quarterly anniversary of the grant date over the remaining three years of the vesting period. We believe that time-based stock options provide a strong reward for growth in the market price of our common stock as their entire value depends on future stock price appreciation, as well as a strong incentive for our executive officers to remain employed with the Company as they require continued employment through the vesting period.

Benefits and Other Compensation

Other compensation to our executives consists primarily of the broad-based benefits we provide to all full-time employees, including medical, dental and vision insurance, medical and dependent care flexible spending accounts, group life and disability insurance and a 401(k) plan. In designing and structuring these benefit plans, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies.

We maintain a tax-qualified retirement plan that provides all regular U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to the applicable annual limits of the Internal Revenue Code of 1986, as amended (the “Code”). Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employee elective deferrals are 100% vested at all times. The 401(k) plan allows for matching contributions to be made by us. Effective January 1, 2021, we matched up to 100% of the first 4% of deferred compensation. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made.

We generally do not provide perquisites or personal benefits to our named executive officers, other than the payment for our executive officers to obtain a biannual executive physical. We believe offering executive physicals to our executives is beneficial because it ensures that our key executives remain in optimal health and can achieve early identification of potential health risks to our executives. We also provided tax preparation assistance services for Mr. Gopalakrishnan in 2021.

Severance and Other Termination Arrangements

We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. We included certain provisions for payments and benefits in the event of a termination of employment, including an involuntary termination of employment in connection with a change in control of the Company, in employment agreements and equity award agreements with our named executive officers.

We believe that the severance payments and benefits provided to our executive officers under their employment agreements are appropriate in light of the post-employment compensation protections available to similarly-situated executive officers at companies in our compensation peer group and are an important component of each executive officer’s overall compensation as they help us to attract and retain our key executives who could have other job alternatives that may appear to them to be more attractive absent these protections.

We also believe that the occurrence or potential occurrence of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. In order to encourage them to remain employed with us during an important time when their prospects for continued employment following a change in control transaction are often uncertain, we provide our executive officers with the opportunity to receive additional severance protections during a change in control protection period. In addition, we provide additional payment and benefit protections if an executive officer voluntarily

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Compensation Discussion and Analysis

terminates employment with us for good reason in connection with a change in control of the Company, because we believe that a voluntary termination of employment for good reason is essentially equivalent to an involuntary termination of employment by us without cause. The primary purpose of these arrangements is to keep our executive officers focused on pursuing potential corporate transactions that are in the best interests of our stockholders regardless of whether those transactions may result in their own job loss.

We provide for the immediate acceleration of vesting and exercisability of all time-based RSU awards, as well as that portion of an executive’s Stock Hurdle PSUs, to the extent that the applicable performance target(s) have been achieved, and a pro-rata portion of Adjusted EBITDA PSUs, to the extent that the applicable performance target(s) have been achieved, upon his or her death and disability in order to assist the executive’s family during such difficult times, as such termination provisions allow the executive’s family to receive the benefits of the executive’s existing equity incentive arrangements.

To protect the Company’s interests, our executive officers are required to sign a standard form of release prior to receiving any severance payments or benefits under the terms and conditions of their employment agreements with us.

We do not provide excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our named executive officers.

For detailed descriptions of the post-employment compensation arrangements we maintain with our named executive officers, as well as an estimate of the potential payments and benefits payable to our named executive officers under their post-employment compensation arrangements, see the “Employment, Severance and Change of Control Agreements” section below.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code (“Section 162(m)”) disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified executive officers. For taxable years beginning before January 1, 2018 (i) these executive officers consisted of a public corporation’s principal executive officer and up to three other executive officers (other than the principal financial officer) whose compensation is required to be disclosed to stockholders under the Exchange Act, because they are our most highly-compensated executive officers and (ii) qualifying “performance-based compensation” was not subject to this deduction limit if specified requirements are met.

Pursuant to the Tax Cuts and Jobs Act of 2017, for taxable years beginning after December 31, 2017, the remuneration of a public corporation’s principal financial officer is also subject to the deduction limit. In addition, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently materially modified), for taxable years beginning after December 31, 2017, the exemption from the deduction limit for “performance-based compensation” is no longer available. Consequently, these changes will cause more of our compensation to be non-deductible under Section 162(m) for fiscal years beginning after December 31, 2017 and will eliminate the Company’s ability to structure performance-based awards to be exempt from Section 162(m).

In designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, the compensation committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. However, our compensation committee will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m). Our compensation committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its compensation goals. Our compensation committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expense.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that certain individuals who hold significant equity interests and certain executive officers and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officers, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.

Section 409A of the Internal Revenue Code

Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a nonqualified deferred compensation plan, Section 409A of the Code may apply to certain severance arrangements, bonus arrangements and equity awards. We aim to structure all of our severance arrangements, bonus arrangements and equity awards in a manner to either avoid the application of Section 409A or, to the extent doing so is not possible, to comply with the applicable requirements of Section 409A of the Code.

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Compensation Discussion and Analysis

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standards Board (“FASB”) ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of the Board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Compensation Risk Assessment

We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. As described more fully above, we structure our pay to consist of both fixed and variable compensation, particularly in connection with our pay-for-performance compensation philosophy. We believe this structure motivates our executives to produce superior short-term and long-term results that are in the best interests of the Company and stockholders in order to attain our ultimate objective of increasing stockholder value, and we have established, and our compensation committee endorses, several controls to address and mitigate compensation-related risks. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

“Clawback” Policy

The Board has adopted a policy that gives the Board discretion to require that any of the Company’s executive officers, including the named executive officers, repay incentive-based compensation to the Company if the Board determines, in its sole discretion based on relevant facts and circumstances, that the executive officer’s intentional misconduct or fraud caused the Company to materially restate all or a portion of its financial statements. Our compensation committee believes that the clawback policy reflects good standards of corporate governance and reduces the potential for excessive risk taking by our executive officers.

Policy Prohibiting Hedging and Pledging of Equity Securities

We have an insider trading policy that prohibits our officers, directors, employees, and certain other persons from engaging in, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities unless such transactions are approved by our audit committee. In addition, our insider trading policy prohibits our officers, directors, employees, and certain other persons from using the Company’s securities as collateral in a margin account or from pledging the Company’s securities as collateral for a loan unless such transactions are approved by our audit committee. Our insider trading policy permits our officers, directors and employees to enter into trading plans complying with Rule 10b5-1 under the Exchange Act.

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EXECUTIVE COMPENSATION

Fiscal year 2021 Compensation Tables

2021 Summary Compensation Table

The following table sets forth the total compensation, for service rendered in all capacities, that was awarded to, earned by and paid during the fiscal years ended December 31, 2019, December 31, 2020, and December 31, 2021 for each of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)

William E. Siwek Chief Executive Officer	2021	828,962	—	1,896,564	—	686,410	18,432	3,430,368
	2020	724,616	184,700	2,087,835	—	439,586	13,270	3,450,007
	2019	569,692	—	1,209,986	—	58,330	9,500	1,847,508

Adan Gossar Interim Chief Financial Officer	2021	332,844	—	237,036	—	165,297	12,630	747,806

Bryan R. Schumaker (5) Former Chief Financial Officer	2021	475,915		769,072	—	—	—	1,244,988
	2020	463,137	75,319	702,380	—	179,259	12,702	1,432,797
	2019	276,923	—	—	1,000,000	100,000	508	1,377,431

Ramesh Gopalakrishnan President and Chief Operating Officer – Wind	2021	479,908		773,827	—	232,411	13,370	1,499,516
	2020	459,805	75,790	762,463	—	180,380	15,268	1,493,706
	2019	405,079	—	542,610	—	150,000	15,364	1,113,053

Steven G. Fishbach General Counsel	2021	399,147	—	379,319		215,027	12,870	1,006,363
	2020	374,327	56,250	438,851	—	133,875	22,131	1,025,434
	2019	349,192	—	399,987	—	105,000	10,770	864,949

James M. Hilderhoff (6) Former Chief Commercial Officer	2021	480,732	—	222,283	—	—	12,870	715,886
	2020	182,692	180,000	—	1,511,400	—	35,223	1,909,315

(1)

The amounts reported represent the aggregate grant date fair value of the restricted stock units (both time and performance based) awarded to the named executive officers, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service vesting conditions. The assumptions used in calculating the aggregate grant date fair values of the restricted stock units reported in this column are set forth in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K as filed with the SEC on February 25, 2022. The amounts reported in this column reflect the accounting cost for these restricted stock units and do not correspond to the actual economic value that may be received by the named executive officers upon vesting and/or settlement of the restricted stock units. The grant date fair value of time-based awards granted in 2021 were as follows: Mr. Siwek $740,894; Mr. Gossar $92,606; Mr. Schumaker $300,430; Mr. Gopalakrishnan $302,281; Mr. Fishbach $148,189 and Mr. Hilderhoff $222,283. The grant date fair value of performance-based awards granted in 2021 were as follows: Mr. Siwek $1,155,670; Mr. Gossar $144,430; Mr. Schumaker $468,642; Mr. Gopalakrishnan $471,545 and Mr. Fishbach $231,130. For the 2021 performance-based restricted stock units, the grant date fair value of such awards was based upon the probable outcome of the performance conditions, which assumed that the highest level of performance conditions will be achieved.

(2)

The amounts reported represent the aggregate grant date fair value of the options awarded to the named executive officers, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service vesting conditions. The assumptions used in calculating the aggregate grant date fair values of the options reported in this column are set forth in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K as filed with the SEC on February 25, 2021. The amounts reported in this column reflect the accounting cost for these options and do not correspond to the actual economic value that may be received by the named executive officers upon exercise of the options.

(3)

Represents amounts earned under the 2021 Bonus Plan for achieving the performance objectives set forth in the 2021 Bonus Plan. Mr. Schumaker and Mr. Hilderhoff did not receive any amounts under the 2021 Bonus Plan due to the termination of their employment in December 2021.

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Executive Compensation

(4)	The table below provides details on all other compensation provided to the named executive officers for fiscal year 2021.

Name	401(k) Match ($)	Annual Physical ($)	Group Term Life Insurance ($)	Long- Term Disability ($)	Tax Preparation Assistance ($)

Siwek	11,600	4,962	1,290	580

Gossar	11,600		450	580

Schumaker	11,600		432	558

Gopalakrishnan	11,600		690	580	500

Fishbach	11,600		690	580

Hilderhoff	11,600		690	580

(5)

Mr. Schumaker’s employment was terminated on December 15, 2021. Base salary represents amounts paid through the termination date. Stock awards granted in 2021 were forfeited upon termination of employment.

(6)

Mr. Hilderhoff’s employment was terminated as of December 31, 2021. Base salary represents amounts paid through the termination date. Stock awards granted in 2021 were forfeited upon termination of employment.

Grants of Plan-Based Awards for Fiscal Year 2021

The following table sets forth certain information with respect to all plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2021.

Name	Program Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
			Threshold	Target	Maximum	Threshold	Target	Maximum

William E. Siwek	STI		448,200	830,000	1,494,000

	RSU	3/10/2021							14,809	740,894

	PSU	3/10/2021					11,107			555,683

	PSU	3/10/2021					15,178			599,986

Adan Gossar	STI		107,933	199,875	359,775

	RSU	3/10/2021							1,851	92,606

	PSU	3/10/2021					1,388			69,442

	PSU	3/10/2021					1,897			74,988

Bryan R. Schumaker	STI		168,545	312,121	561,818

	RSU	3/10/2021							6,005	300,430

	PSU	3/10/2021					4,045			225,335

	PSU	3/10/2021					6,155			243,307

Ramesh Gopalakrishnan	STI		168,618	312,255	562,059

	RSU	3/10/2021							6,042	302,281

	PSU	3/10/2021					4,532			226,736

	PSU	3/10/2021					6,193			244,809

Steven G. Fishbach	STI		140,405	260,008	468,015

	RSU	3/10/2021							2,962	148,189

	PSU	3/10/2021					2,221			111,117

	PSU	3/10/2021					3,036			120,013

James M. Hilderhoff	STI		168,809	312,610	562,697

	RSU	3/10/2021							4,443	222,283

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Executive Compensation

(1)

The amounts shown reflect the threshold, target and maximum cash incentive compensation for our named executive officers, which targets are disclosed in the “Target Incentive Award” column in the “2021 Annual Cash Incentive Program Performance Objectives” section of the Compensation Discussion & Analysis. The actual amounts paid for 2021 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

Restricted stock units subject to performance-based vesting criteria established by our compensation committee and described in the footnotes to the Outstanding Equity Awards at Fiscal 2021 Year-End table below. There are no threshold or maximum amounts for performance-based restricted stock units and accordingly, nothing is shown in those columns.

(3)

Restricted stock units subject to time-based vesting criteria established by our compensation committee and described in the footnotes to the Outstanding Equity Awards at Fiscal 2021 Year-End table below.

(4)

Amounts represent the grant date fair value of the named executive officer’s restricted stock units, calculated in accordance with FASB ASC Topic 718. There is no estimation of forfeitures included in the grant date fair value of the awards. For the 2021 performance-based restricted stock units, the grant date fair value of such awards was based upon the probable outcome of the performance conditions, which assumed that the highest level of performance conditions will be achieved.

Outstanding Equity Awards at Fiscal 2021 Year-End

The following table presents information regarding all outstanding equity awards held by each of our named executive officers on December 31, 2021.

		Option Awards (1)							Stock Awards (1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive plan Awards: Number of Unearned Shares. Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($) (2)

William E. Siwek	5/29/2015	237,600 (3)			10.87	5/29/2025

	3/6/2019						9,330	(4)	139,577

	5/14/2019						4,543	(11)	67,963

	3/11/2020						33,995	(5)	508,565	18,499	(7)	276,745

	5/20/2020						13,588	(5)	203,276	10,191	(7)	152,457

	3/10/2021						14,809	(6)	221,543	11,107	(9)	166,161

	3/11/2020						33,634	(8)	503,165

	5/20/2020						14,304	(8)	213,988

	3/10/2021									15,178	(10)	227,063

Adan Gossar	8/11/2020	25,000 (3)	55,000	(12)	29.56	8/11/2030

	3/10/2021						1,851	(6)	27,691	1,388	(9)	20,764

	3/10/2021									1,897	(10)	28,379

Bryan R. Schumaker (13)	5/14/2019	35,074 (3)			22.01	5/14/2029

Ramesh Gopalakrishnan	3/6/2019						2,563	(4)	38,342

	5/14/2019						3,029	(11)	45,314

	3/11/2020						16,998	(5)	254,290	10,826	(7)	161,957

	3/10/2021						6,042	(6)	90,388	4,532	(9)	67,799

	3/11/2020						19,684	(8)	294,473

	3/10/2021									6,193	(10)	92,647

Steven Fishbach	5/29/2015	86,400 (3)			10.87	5/29/2025

	3/6/2019						4,101	(4)	61,351

	3/11/2020						11,196	(5)	167,492	5,322	(7)	79,617

	3/10/2021						2,962	(6)	44,312	2,221	(9)	33,226

	3/11/2020						9,675	(8)	144,738

	3/10/2021									3,036	(10)	45,419

James M. Hilderhoff (13)	8/11/2020	34,375 (3)			29.56	8/11/2030

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(1)

Each equity award was granted pursuant to the 2015 Plan. Each equity award is subject to certain acceleration of vesting provisions as provided under the 2015 Plan as well as the applicable named executive officer’s employment agreement.

(2)	Based on the Company’s closing market price of $14.96 per share on December 31, 2021, the last trading day during the fiscal year ended December 31, 2021.

(3)	Represents fully vested options.

(4)

100% of the restricted stock units will vest on March 6, 2022 provided that the named executive officer continuously provides service to us through the applicable vesting date. The restricted stock units are subject to certain acceleration of vesting provisions as described under the “Employment, Severance and Change of Control Agreements” section below.

(5)

100% of the restricted stock units will vest on March 11, 2023 provided that the named executive officer continuously provides service to us through the applicable vesting date. The restricted stock units are subject to certain acceleration of vesting provisions as described under the “Employment, Severance and Change of Control Agreements” section below.

(6)

100% of the restricted stock units will vest on March 10, 2024 provided that the named executive officer continuously provides service to us through the applicable vesting date. The restricted stock units are subject to certain acceleration of vesting provisions as described under the “Employment, Severance and Change of Control Agreements” section below.

(7)

100% of the performance-based restricted stock units will vest on December 31, 2022 provided the Company achieves a cumulative Adjusted EBITDA target (as defined in the applicable performance-based restricted stock unit award agreement) during the performance period of January 1, 2020 to December 31, 2022; provided that the named executive officer continuously provides service to us through December 31, 2022. The performance-based restricted stock units are subject to certain acceleration of vesting provisions as described under the “Employment, Severance and Change of Control Agreements” section below.

(8)

The performance-based restricted stock units will vest in three tranches: one third each upon achieving a common stock market per share price of $30, $38 and $43, in each case during the performance period starting on January 1, 2020 and ending on December 31, 2022; provided that the named executive officer continuously provides service to us through December 31, 2022. As of December 31, 2021, all stock price hurdles had been achieved and therefore all of the performance-based restricted stock units were credited; however, the applicable named executive officer must continuously provide service to us through December 31, 2022 in order to vest in such restricted stock units. The performance-based restricted stock units are subject to certain acceleration of vesting provisions as described under the “Employment, Severance and Change of Control Agreements” section below. The number of shares included in the Number of Shares or Units of Stock That Have Not Vested column represent shares earned under this performance-based restricted stock award and therefore now represent time-based restricted stock units that will vest on December 31, 2022 assuming continued service by the named executive.

(9)

100% of the performance-based restricted stock units will vest on December 31, 2023 provided the Company achieves a cumulative Adjusted EBITDA target (as defined in the applicable performance-based restricted stock unit award agreement) during the performance period of January 1, 2021 to December 31, 2023; provided that the named executive officer continuously provides service to us through December 31, 2023. The performance-based restricted stock units are subject to certain acceleration of vesting provisions as described under the “Employment, Severance and Change of Control Agreements” section below.

(10)

The performance-based restricted stock units will vest in three tranches: one third each upon achieving a common stock market per share price of $66, $72 and $78, in each case during the performance period starting on the grant date and ending on December 31, 2023; provided that the named executive officer continuously provides service to us through December 31, 2022. As of December 31, 2020, all stock price hurdles had been achieved and therefore all of the performance-based restricted stock units were credited; however, the applicable named executive officer must continuously provide service to us through December 31, 2022 in order to vest in such restricted stock units. The performance-based restricted stock units are subject to certain acceleration of vesting provisions as described under the “Employment, Severance and Change of Control Agreements” section below. The number of shares included in the Number of Shares or Units of Stock That Have Not Vested column, if any, represent shares earned under this performance-based restricted stock award and therefore now represent time-based restricted stock units that will vest on December 31, 2023 assuming continued service by the named executive.

(11)

Approximately one-third of the restricted stock units vest on each of the first, second and third anniversaries of the award grant date; provided, that the named executive officer remains continuously employed with us through each applicable vesting date. The restricted stock units are subject to certain acceleration of vesting provisions as described under the “Employment, Severance and Change of Control Agreements” section below.

(12)

Approximately 25% of the shares subject to the option vested on the first anniversary of grant date, and approximately 6.25% of the shares vest each quarter thereafter, such that 100% of the shares subject to the option will vest on the fourth anniversary of the grant date; provided, that the applicable named executive officer remains continuously employed with us through each applicable vesting date. The restricted stock units are subject to certain acceleration of vesting provisions as described under the “Employment, Severance and Change of Control Agreements” section below.

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(13)	Each of Mr. Schumaker’s and Mr. Hilderhoff’s unvested restricted stock and option awards were forfeited upon their termination of employment in December 2021.

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Option Exercises and Stock Vested in Fiscal Year 2021 Table

The following table sets forth, for each of the named executive officers, information with respect to the exercise of stock options and the vesting of restricted stock units during the year ended December 31, 2021.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
William E. Siwek	—	—	40,086	1,185,522
Adan Gossar	—	—	—	—
Bryan R. Schumaker	52,614	1,506,845	—	—
Ramesh Gopalakrishnan	3,126	91,635	12,920	411,744
Steven G. Fishbach	—	—	15,826	443,237
James M. Hilderhoff	—	—	—	—

(1)

Value realized on exercise of stock option awards does not represent proceeds from the sale of any common stock acquired upon exercise, but is determined by multiplying the number of shares acquired upon exercise by the difference between the per share exercise price of the option and the closing price of a share of our common stock on the Nasdaq Global Market at the time of exercise.

(2)

The value realized on vesting is based on the closing market price per share of our common stock on the Nasdaq Global Market on the vesting date, multiplied by the number of restricted stock units that vested.

Employment, Severance and Change of Control Agreements

The material terms of the employment agreements with our named executive officers are summarized below.

William E. Siwek. In May 2020, we entered into a second amended and restated employment agreement with Mr. Siwek for the position of President and Chief Executive Officer. Mr. Siwek’s 2021 salary was $830,000, which is subject to review and adjustment in accordance with Company policy. Mr. Siwek is eligible for an annual incentive bonus targeted at 100% of his base salary. Mr. Siwek is also eligible to participate in employee benefit plans generally available to all of our employees, subject to the terms of those plans.

Adan Gossar. In July 2020, we entered into an employment agreement with Mr. Gossar for the position of Chief Accounting Officer. In December 2021, Mr. Gossar was appointed Interim Chief Financial Officer. Mr. Gossar’s 2021 salary was $333,125, which is subject to review and adjustment in accordance with Company policy. Mr. Gossar is eligible for an annual incentive bonus targeted at 60% of his base salary. Mr. Gossar is also eligible to participate in employee benefit plans generally available to all of our employees, subject to the terms of those plans.

Ramesh Gopalakrishnan. In May 2019, we entered into an employment agreement with Mr. Gopalakrishnan for the position of Chief Operating Officer – Wind. Mr. Gopalakrishnan’s 2021 salary, was $480,392, which is subject to review and adjustment in accordance with Company policy. Mr. Gopalakrishnan was promoted to President and Chief Operating Officer – Wind, effective January 1, 2022. Mr. Gopalakrishnan is eligible for an annual incentive bonus targeted at 65% of his base salary. Mr. Gopalakrishnan is also eligible to participate in employee benefit plans generally available to all of our employees, subject to the terms of those plans.

Steven G. Fishbach. In 2016, we entered into an employment agreement with Mr. Fishbach for the position of General Counsel and Secretary. Mr. Fishbach’s 2021 salary was $400,013, which is subject to review and adjustment in accordance with Company policy. Mr. Fishbach is eligible for an annual incentive bonus targeted at 65% of his base salary. Mr. Fishbach is also eligible to participate in employee benefit plans generally available to all of our employees, subject to the terms of those plans.

Bryan R. Schumaker. In May 2019, we entered into an employment agreement with Mr. Schumaker for the position of Chief Financial Officer. Mr. Schumaker’s 2021 salary was $480,186, which is subject to review and adjustment in accordance with Company policy. Mr. Schumaker was eligible for an annual incentive bonus targeted at 65% of his base salary. Mr. Schumaker was also eligible to participate in employee benefit plans generally available to all of our employees, subject to the terms of those plans. Mr. Schumaker’s employment with us was terminated on December 15, 2021 and he did not receive any severance in connection with his voluntary termination.

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James M. Hilderhoff. In August 2020, we entered into an employment agreement with Mr. Hilderhoff for the position of Chief Commercial Officer. Mr. Hilderhoff’s 2021 salary was $480,938, which is subject to review and adjustment in accordance with Company policy. Mr. Hilderhoff was eligible for an annual incentive bonus targeted at 65% of his base salary. Mr. Hilderhoff was also eligible to participate in employee benefit plans generally available to all of our employees, subject to the terms of those plans. In December 2021, Mr. Hilderhoff’s employment with us terminated on December 31, 2021. Pursuant to the terms of his employment agreement, Mr. Hilderhoff was terminated without cause and was entitled to receive base salary continuation payments for a period of 12 months (totaling $480,938) plus 12 monthly cash payments equal to our monthly contribution for his health insurance from the effective date of his termination of employment (totaling $17,878).

Pursuant to the employment agreements, each of Messrs. Siwek, Gossar, Gopalakrishnan, Fishbach, Schumaker, and Hilderhoff are subject to standard confidentiality and nondisclosure, assignment of intellectual property work product and post-termination noncompetition and non-solicitation of employees, consultants and customers covenants.

Involuntary Termination of Employment Not in Connection with a Change of Control. With respect to 2021, pursuant to the employment agreements, in the event the applicable named executive officer is terminated by us without “cause” (as defined in such executive’s employment agreement) or the named executive officer resigns for “good reason” (as defined in such executive’s employment agreement), in each case subject to the delivery of a fully effective release of claims and continued compliance with applicable restrictive covenants, the named executive officer will be entitled to (i) a cash severance payment equal to 200%, 50%, 100%, 100%, 50% and 100% of the base salaries of Messrs. Siwek, Gossar, Schumaker, Gopalakrishnan, Fishbach, and Hilderhoff respectively (payable in 24, 6, 12, 12, 6 and 12 monthly installments for Messrs. Siwek, Gossar, Schumaker, Gopalakrishnan, Fishbach, and Hilderhoff respectively) and (ii) up to 24, 6, 12, 12, 6 and 12 monthly cash payments equal to our monthly contribution for health insurance for Messrs. Siwek, Gossar, Schumaker, Gopalakrishnan, Fishbach, and Hilderhoff, respectively.

Involuntary Termination of Employment in Connection with a Change of Control. With respect to 2021, in the event a named executive officer is terminated by us without cause or resigns for good reason, in each case within 12 months following a change in control (as defined in such executive’s employment agreement), subject to the delivery of a fully effective release of claims and continued compliance with applicable restrictive covenants, the named executive officer will not be entitled to the severance benefits described above, but will instead be entitled to the following: (i) a lump sum cash severance payment equal to, 200%, 100%, 100%, 100%, 100% and 100% of the base salaries of Messrs. Siwek, Gossar, Schumaker, Gopalakrishnan, Fishbach, and Hilderhoff, respectively, and 200%, 100%, 100%, 100%, 100% and 100% of the annual target bonuses of Messrs. Siwek, Gossar, Schumaker, Gopalakrishnan, Fishbach, and Hilderhoff, respectively, (ii) up to 24, 12, 12, 12, 12 and 12 monthly cash payments for Messrs. Siwek, Gossar, Schumaker, Gopalakrishnan, Fishbach, and Hilderhoff, respectively, equal to our monthly contribution for health insurance for the executive, and (iii) for all outstanding and unvested equity awards of the Company subject to time-based vesting held by the executives, full accelerated vesting of such awards, with a post-termination exercise period, if applicable, of one year.

With respect to Stock Hurdle PSUs, in the event of a “change in control” (as defined in the applicable performance-based restricted stock unit award agreement), any Stock Hurdle PSUs credited as of the day prior to the change in control will become eligible to vest on the applicable vesting date; provided, that if in the change in control (i) outstanding equity awards will be assumed, substituted or continued by the Company or its successor, and the applicable named executive officer is terminated by the Company or successor without “cause” (as defined in the applicable performance-based restricted stock unit award agreement) or resigns for “good reason” (as defined in the applicable performance-based restricted stock unit award agreement), in either case within 12 months following the change in control and prior to the applicable vesting date or (ii) outstanding equity awards will not be assumed, substituted or continued by the Company or its successor, then the Stock Hurdle PSUs that were credited as of the day prior to the change in control will be deemed immediately vested on the date of such termination or change in control, as applicable.

With respect to Adjusted EBITDA PSUs, in the event of a “change in control” (as defined in the applicable performance-based restricted stock unit award agreement), 100% of the Adjusted EBITDA PSUs will be credited and will become eligible to vest on the applicable vesting date; provided, that if in the change in control (i) outstanding equity awards will be assumed, substituted or continued by the Company or its successor, and the applicable named executive officer is terminated by the Company or successor without “cause” (as defined in the applicable performance-based restricted stock unit award agreement) or resigns for “good reason” (as defined in the applicable performance-based restricted stock unit award agreement), in either case within 12 months following the change in control and prior to the applicable vesting date or (ii) outstanding equity awards will not be assumed, substituted or continued by the Company or its successor, then the Adjusted EBITDA PSUs that were credited will be deemed immediately vested on the date of such termination or change in control, as applicable.

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Termination upon Death or Disability. If a named executive officer’s employment is terminated due to death or “disability” (as defined in the applicable performance-based restricted stock unit award agreement), any Stock Hurdle PSUs credited as of such date will be deemed immediately vested on such date. Similarly, if a named executive officer’s employment is terminated due to death or “disability” (as defined in the applicable performance-based restricted stock unit award agreement), a pro-rata portion of the Adjusted EBITDA PSUs assuming the target level of performance is achieved (based on days of service during the performance period) will be deemed immediately vested on such date.

The Company may terminate each named executive officer’s employment for cause by a vote of the Board at a meeting of the Board called and held for such purpose.

The payments and benefits provided under the employment agreements in connection with a change in control may not be eligible for federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits may also be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to each named executive officer in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to the executive.

The following table presents information concerning estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers serving as of the end of the fiscal year ending December 31, 2021. The payments and benefits set forth below are estimated assuming that the termination or change in control event occurred on the last business day of our fiscal year ending December 31, 2021. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimate potential payments and benefits. Mr. Schumaker was not eligible for any cash severance, continued benefits or equity acceleration because his employment was voluntarily terminated on December 15, 2021. A summary of Mr. Hilderhoff’s severance payments and benefits in connection with his termination on December 31, 2021 is discussed above in the “Employment, Severance and Change of Control Agreements” section.

Name	Death/ Disability ($) (1)	Involuntary Termination of Employment Not in Connection with a Change in Control ($) (2)		Involuntary Termination of Employment in Connection with a Change in Control ($) (3)
William E. Siwek
Cash severance		1,660,000	(4)	3,320,000	(5)
Continued benefits		32,036	(6)	32,036	(6)
Equity acceleration	944,215			2,680,503	(7)
Total	944,215	1,692,036		6,032,539
Adan Gossar
Cash Severance		166,563	(8)	533,000	(9)
Continued Benefits		7,546	(13)	15,092	(10)
Equity Acceleration	28,379			76,835	(7)
Total	28,379	174,109		624,927
Ramesh Gopalakrishnan
Cash severance		480,392	(11)	792,647	(9)
Continued benefits		16,018	(10)	16,018	(10)
Equity acceleration	387,120			1,045,210	(7)
Total	387,120	496,410		1,853,875
Steven G. Fishbach
Cash severance		200,007	(12)	660,021	(9)
Continued benefits		5,092	(13)	10,185	(10)
Equity acceleration	190,157			576,154	(7)
Total	190,157	205,099		1,246,360

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(1)

If a named executive officer’s service is terminated due to death or disability, any Stock Hurdle PSUs credited as of such date will be deemed immediately vested on such date. Similarly, if named executive officer’s service with the Company is terminated due to death or disability, a pro-rata portion of the Adjusted EBITDA PSUs, assuming the target level of performance is achieved (based on days of service during the performance period), will be deemed immediately vested on such date.

(2)

“Involuntary termination” means a termination without cause or for good reason, and “not in connection with a change in control” means outside of the change in control period (i.e., not within 12 months following a change in control). There is no acceleration of vesting resulting from an involuntary termination not in connection with a change in control.

(3)

“Involuntary termination” means a termination without cause or for good reason, and “in connection with a change in control” means within the change in control period (i.e., within 12 months following a change in control) and in such change in control, outstanding equity awards are assumed, substituted or continued by the Company or a successor. Vesting of equity accelerates as to 100% of the total number shares underlying outstanding and unvested stock options, RSUs, Adjusted EBITDA PSUs and earned Stock Price PSUs.

(4)	Represents twenty-four months of our Chief Executive Officer’s annual base salary.

(5)	Represents twenty-four months of our Chief Executive Officer’s annual base salary and two times our Chief Executive Officer’s bonus target.

(6)

Represents twenty-four months of our contribution towards COBRA health insurance, based on our actual costs to provide health insurance to the applicable named executive officer immediately prior to termination.

(7)

Vesting of equity accelerates as to 100% of the total number of shares underlying outstanding and unvested stock options, RSUs, Adjusted EBITDA PSUs and credited Stock Price PSUs upon a change of control.

(8)	Represents one half of the Interim Chief Financial Officer and Chief Accounting Officer’s base salary.

(9)

Represents twelve months of our Interim Chief Financial Officer and Chief Accounting Officer’s, Chief Commercial Officer’s, Chief Operating Officer Wind’s and General Counsel’s annual base salary and the annual bonus targets for such named executive officers.

(10)

Represents twelve months of our contribution towards COBRA health insurance, based on our actual costs to provide health insurance to the applicable named executive office immediately prior to termination.

(11)	Represents the Chief Operating Officer – Wind’s annual base salary.

(12)	Represents one half the General Counsel’s annual base salary.

(13)

Represents six months of our contribution towards COBRA health insurance, based on our actual costs to provide health insurance to the applicable named executive office immediately prior to termination.

Equity Compensation Plan Information

The following table presents information as of December 31, 2021 for our equity compensation plans approved by our stockholders. We do not have any equity compensation plans that have not been approved by our stockholders.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights (1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders (2)	2,013,393	$16.84	7,363,192 (3)
Equity compensation plans not approved by stockholders	—	—	—
Total	2,013,393	$16.84	7,363,192

(1)

Reflects the weighted-average exercise price of 998,126 stock options outstanding as of December 31, 2021, under the 2015 Plan and our 2008 Stock Option and Grant Plan (the “2008 Plan”). Restricted stock units do not have exercise prices and are not included in the calculation.

(2)	Includes the 2015 Plan and the 2008 Plan.

(3)

The number of shares available under the 2015 Plan increases on January 1 of each year by up to 4% of the outstanding shares of common stock on the immediately preceding December 31 or such lesser number of shares as determined by or our compensation committee or our Board in its sole discretion. The Company no longer makes grants under the 2008 Plan.

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CEO Pay Ratio

Our CEO pay ratio was calculated in compliance with the requirements set forth in Item 402(u) of Regulation S-K. Mr. Siwek’s total annual compensation was $3,430,368.

For purposes of identifying our median employee, we considered the total of 2021 base salary, any cash bonuses earned for 2021 and the grant date fair market value, calculated in accordance with ASC Topic 718, of any equity awards granted in 2021 for all employees, excluding the CEO, across the globe who were employed on December 31, 2021. We annualized compensation for permanent (full time and part time) employees who joined mid-year. No countries were excluded from the calculation, and we did not make any cost-of-living adjustments. Pay figures were converted from local currencies to U.S. dollars. Based on our analysis, the median employee is a full-time production operator in Turkey. The individual’s total annual compensation was $7,015.38, calculated using the same methodology we used for our NEOs in our 2021 Summary Compensation Table. Accordingly, our CEO to median employee pay ratio is 489:1.

For a fuller understanding of our pay practices, we are disclosing the CEO’s pay in relation to the median U.S. employee. We believe this supplemental information provides additional context for our workforce and compensation levels. Based on a similar analysis, the median U.S. employee’s total compensation was $64,299.41 in 2021, calculated using the same methodology we used for our NEOs in our 2021 Summary Compensation Table, and is a Production Technician III in Warren, Rhode Island. The CEO to median U.S. employee pay ratio is 53:1.

Director Compensation

Non-Employee Director Compensation Policy

In May 2020, we implemented our second amended and restated Non-Employee Director Compensation Policy. The following table provides a summary of the compensation provided to our directors under the second amended and restated Non-Employee Director Compensation Policy:

Board of Directors	Annual Retainer

All non-employee members	$75,000

Additional Annual Retainers

Chairperson of the board of directors	$125,000

Lead independent director	$25,000

Audit committee chair	$20,000

Audit committee member	$10,000

Compensation committee chair	$12,500

Compensation committee member	$7,500

Nominating and corporate governance committee chair	$10,000

Nominating and corporate governance committee member	$5,000

Technology committee chair	$10,000

Technology committee member	$5,000

In addition, upon initial appointment to the Board, each non-employee director will receive an option award with a grant date fair value of $60,000, which will vest annually over four years (25% per year), subject to the director continuing to be a service provider to us through each applicable vesting date. On the date of each annual meeting of stockholders, each non-employee director who will continue as a member of the Board following such annual meeting of stockholders will be entitled to receive a restricted stock unit award with a grant date fair value of approximately $115,000 (the “annual grant”), which award will vest in full on the earlier of the first anniversary of the grant date or the next annual meeting of stockholders, subject to the director continuing to be a service provider to us through the vesting date. If a non-employee director joins the Board on a date other than the date of our annual meeting of stockholders, then such director will be entitled to receive a pro-rata portion of the annual grant based on the time between such director’s appointment and the next annual meeting of stockholders, on the first eligible grant date following such director’s appointment to the Board.

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In the event of a “Sale Event” (as defined in the 2015 Plan), the then-outstanding and unvested equity awards held by the non-employee directors that were granted pursuant to the amended and restated non-employee director compensation policy will become 100% vested.

We reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any committee thereof.

The second amended and restated non-employee director compensation policy also provides that, pursuant to the 2015 Plan, the aggregate amount of compensation, including both equity compensation and cash compensation, paid to any non-employee director in a calendar year will not exceed $750,000 (or such other limit as may be set forth in the 2015 Plan or any similar provision of a successor plan).

Stock Ownership Policy

In March 2020, we adopted a stock ownership policy for our non-employee directors, which requires such directors to acquire and hold the lesser of (i) a number of shares of our common stock equal in value to five times the director’s annual cash retainer for regular service on the Board or (ii) 15,000 shares of our common stock, until such director’s service on the Board ceases. We only count directly and beneficially owned shares, shares underlying unvested and vested restricted stock units (either held or deferred) and shares underlying vested and unexercised in-the-money stock options. Each non-employee director has until December 31st following five years from the later of his or her initial election to the Board or from the effective date of the policy to attain the required ownership level. All of our non-employee directors have satisfied the required ownership level except for Mr. Jordan, who joined the Board in 2019, Ms. Holloway and Ms. Hudson, who joined the Board in 2020, and Mr. Jonna, who joined the Board in 2021.

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Director Compensation

The following table presents the total compensation for each person who served as a member of the Board during the fiscal year ended December 31, 2021. William E. Siwek, who is our Chief Executive Officer, was an employee during the fiscal year ended December 31, 2021 and received no additional compensation for his service as a member of the Board. The compensation received by Mr. Siwek, as a named executive officer of the Company, is presented in the “Executive Compensation – Summary Compensation Table.”

Director Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Steven C. Lockard	215,000	102,974	318,038
Paul G. Giovacchini	120,000	102,974	223,438
Jayshree S. Desai	92,500	102,974	195,474
Philip J. Deutch	85,000	102,974	187,974
Jack A. Henry	105,000	102,974	207,974
James A. Hughes	85,000	102,974	190,471
Daniel G. Weiss	97,500	102,974	200,474
Tyrone M. Jordan	85,000	102,974	189,536
Bavan M. Holloway	85,000	102,974	197,253
Linda P. Hudson	85,000	102,974	189,953
Peter J. Jonna (3)	—	—	—

(1)

As of December 31, 2021, Messrs. Henry and Jordan, and Mses. Desai, Holloway and Hudson had outstanding options to purchase an aggregate of 32,400 shares, 6,440 shares, 5,790 shares, 4,751 shares and 4,348 shares of our common stock outstanding, respectively. Mr. Lockard had no outstanding options. As of December 31, 2021, Messrs. Deutch, Giovacchini, Hughes and Weiss each had options to purchase an aggregate of 18,000 shares of our common stock outstanding. In addition, as of December 31, 2021, Messrs. Deutch, Giovacchini, Henry, Hughes, Weiss, Jordan and Mses. Desai, Hollaway and Hudson each had 2,335 restricted stock units outstanding. Mr. Lockard had 77,425 restricted stock units outstanding.

(2)

The amounts reported represent the aggregate grant date fair value of the restricted stock units awarded to the directors, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service vesting conditions. The assumptions used in calculating the aggregate grant date fair values of the restricted stock units reported in this column are set forth in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K as filed with the SEC on February 25, 2022. The amounts reported in this column reflect the accounting cost for these restricted stock units and do not correspond to the actual economic value that may be received by the directors upon vesting and/or settlement of the restricted stock units.

(3)	Mr. Jonna was appointed to the Board of Directors on December 22, 2021 and received no cash compensation or equity awards in fiscal 2021.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serve, or in the past year have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or compensation committee.

Paul G. Giovacchini, a member of our compensation committee, is affiliated with Landmark Partners.

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Report of the Compensation Committee of the Board of Directors

The information contained in this compensation committee report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that TPI Composites specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed “filed” under either the Securities Act or the Exchange Act.

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis section with management. Based on such review and discussions, the compensation committee recommended to the Board that this Compensation Discussion and Analysis section be included in this proxy statement for the year ended December 31, 2021, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Compensation Committee

Paul G. Giovacchini (Chair)

Jayshree S. Desai

Daniel G. Weiss

Insider Trading Policy and Rule 10b5-1 Sales Plans

We have an insider trading policy that prohibits our officers, directors, employees, and certain other persons from engaging in, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to the Company’s common stock. Our insider trading policy permits our officers, directors and employees to enter into trading plans complying with Rule 10b5-1 under the Exchange Act.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 28, 2022 for:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of more than five percent of any class of our voting securities.

We have determined beneficial ownership in accordance with the rules of the SEC, and therefore it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options, restricted stock units and performance-based restricted stock units outstanding as of March 28, 2022 that were exercisable or issuable or will become exercisable or issuable within 60 days of March 28, 2022 to be outstanding and to be beneficially owned by the person holding the options, restricted stock units or performance-based restricted stock units for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

We have based percentage ownership of our common stock on 37,257,924 shares of our common stock beneficially owned as of March 28, 2022.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o TPI Composites, Inc., 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Executive Officers and Directors:
Steven C. Lockard (1)	513,041	1.4%
James Hilderhoff (2)	34,375	*
Ramesh Gopalakrishnan (3)	11,898	*
William E. Siwek (4)	367,546	*
Bryan Schumaker (5)	1,070	*
Adan Gossar (6)	35,000	*
Steven G. Fishbach (7)	110,020	*
Paul G. Giovacchini (8)	81,310	*
Jayshree S. Desai (9)	25,660	*
Philip J. Deutch (10)	38,804	*
Jack A. Henry (11)	82,955	*
James A. Hughes (12)	43,804	*
Tyrone M. Jordan (13)	17,559	*
Daniel G. Weiss (14)	141,375	*
Bavan M. Holloway (15)	5,303	*
Linda P. Hudson (16)	6,515	*
Peter J. Jonna	—	*
All directors and executive officers as a group (17 persons) (17)	1,516,235	4.0%
5% Stockholders:
Investment funds and entities affiliated with:
Oaktree (18)	4,666,667	12.4%
Blackrock, Inc. (19)	3,881,844	10.3%
BNP Paribas Asset Management UK Ltd (20)	2,514,361	6.6%

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Security Ownership of Certain Beneficial Owners and Management

*	Less than one percent (1%).

(1)	Consists of 510,706 shares of common stock and restricted stock units vesting within 60 days of March 28, 2022 for 2,335 shares of common stock.

(2)

Consists of an option to purchase 34,375 shares of common stock. This option will expire forfeited if unexercised by April 1, 2022 as a result of Mr. Hilderhoff employment termination on December 31, 2021.

(3)	Consists of 8,869 shares of common stock and restricted stock units vesting within 60 days of March 28, 2022 for 2,335 shares of common stock.

(4)	Consists of 125,403 shares of common stock, an option to purchase 237,600 shares of common stock and restricted stock units vesting within 60 days of March 22, 2022 for 4,543 shares of common stock.

(5)	Consists of 1,070 shares of common stock.

(6)	Consists of an option to purchase 30,000 shares of common stock and an option to purchase 5,000 shares of common stock vesting within 60 days of March 28, 2022.

(7)	Consists of 23,620 shares of common stock and an option to purchase 86,400 shares of common stock.

(8)	Consists of 60,975 shares of common stock, an option to purchase 18,000 shares of common stock and restricted stock units vesting within 60 days of March 28, 2022 for 2,335 shares of common stock.

(9)	Consists of 17,535 shares of common stock, an option to purchase 5,790 shares of common stock and restricted stock units vesting within 60 days of March 28, 2022 for 2,335 shares of common stock.

(10)	Consists of 18,469 shares of common stock, an option to purchase 18,000 shares of common stock and restricted stock units vesting within 60 days of March 28, 2022 for 2,335 shares of common stock.

(11)	Consists of 48,220 shares of common stock, an option to purchase 32,400 shares of common stock and restricted stock units vesting within 60 days of March 28, 2022 for 2,335 shares of common stock.

(12)	Consists of 23,469 shares of common stock, an option to purchase 18,000 shares of common stock and restricted stock units vesting within 60 days of March 28, 2022 for 2,335 shares of common stock.

(13)

Consists of 9,992 shares of common stock, an option to purchase 4,830 shares of common stock, an option to purchase 403 shares of common stock vesting within 60 days of Match 28, 2022 and restricted stock units vesting within 60 days of March 28, 2022 for 2,335 shares of common stock.

(14)

Consists of (a) 102,571 shares of common stock held by Angeleno Investors II, L.P. and (b)(i) 18,469 shares of common stock, (ii) an option to purchase 18,000 shares of common stock, and (iii) restricted stock units vesting within 60 days of March 28, 2022 for 2,335 shares of common stock held by Daniel G. Weiss. Mr. Weiss is a co-founder and managing partner of Angeleno Group and may be deemed to share voting and investment power with respect to all shares held by Angeleno Investors II, L.P. The address for Angeleno Investors II, L.P. is 2029 Century Park East, Suite 2980, Los Angeles, California 90067.

(15)	Consists of 1,781 shares of common stock, an option to purchase 1,187 shares of common stock and restricted stock units vesting within 60 days of March 28, 2022 for 2,335 shares of common stock.

(16)	Consists of 3,093 shares of common stock, an option to purchase 1,087 shares of common stock and restricted stock units vesting within 60 days of March 28, 2022 for 2,335 shares of common stock.

(17)

Consists of (i) 974,242 shares of common stock held by our current directors and executive officers (ii) 511,071 shares issuable pursuant to outstanding stock options which are exercisable within 60 days of March 28, 2022, and (iii) 30,922 of restricted stock units vesting within 60 days of March 28, 2022.

(18)

These securities are beneficially owned by (i) Oaktree Power Opportunities Fund V (Delaware) Holdings, L.P. (“Power V”), as a result of its direct ownership of warrants exercisable for 1,750,000 shares of common stock, (ii) Opps TPIC Holdings, LLC (“Opps”), as a result of its direct ownership of warrants exercisable for 2,835,000 shares of common stock, (iii) Oaktree Phoenix Investment Fund, L.P., as a result of its direct ownership of warrants exercisable for 81,667 shares of common stock, (iv) Oaktree Fund GP, LLC (“Fund GP”), solely in its capacity as the general partner of Opps and Power V, (v) Oaktree Fund GP I, L.P. (“GP I”), solely in its capacity as the managing member of Fund GP, (vi) Oaktree Capital I, L.P. (“Capital I”), solely in its capacity as the general partner of GP I, (vii) OCM Holdings I, LLC (“Holdings I”), solely in its capacity as the general partner and holder of limited partnership units of Capital I, (viii) Oaktree Holdings, LLC (“Holdings”), solely in its capacity as the managing member of Holdings I, (ix) Oaktree Capital Group, LLC (“OCG”), solely in its capacity as the managing member of Holdings, (x) Oaktree Capital Group Holdings GP, LLC (“OCGH GP”), solely in its capacity as the indirect owner of the class B units of OCG, (xi) Brookfield Asset Management Inc. (“BAM”), solely in its capacity as the indirect owner of the class A units of OCG, and (xii) BAM Partners Trust (“BAM Partnership”), solely in its capacity as the sole owner of Class B Limited Voting Shares of BAM. The address of each of the entities listed in this footnote is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(19)	Consists of 3,881,844 shares of common stock held by Blackrock, Inc. The address for Blackrock, Inc. is 55 East 52nd Street, New York, New York 10055.

(20)	Consists of 2,514,361 shares of common stock held by BNP Paribas Asset Management UK, Ltd. The address for BNP Paribas Asset Management UK, Ltd. is 5 Aldermanbury Square, London, EX2V 7BP.

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Security Ownership of Certain Beneficial Owners and Management

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2021, all required reports were filed on a timely basis under Section 16(a).

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RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

Other than the transactions discussed below and the compensation agreements, equity compensation policies, grants of certain equity awards and other arrangements which are discussed above in the “Executive Compensation” section in 2021, there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party for which the amount involved exceeds or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Other Transactions

We have granted stock options and other equity awards to our executive officers and our directors. See the sections titled “Outstanding Equity Awards at Fiscal 2021 Year-End” and “Director Compensation” for a description of these options and equity awards.

We have entered into arrangements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits.

Indemnification of Officers and Directors

Our Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to the Company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, we have adopted amended and restated bylaws which provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

We have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our Certificate of Incorporation, amended and restated bylaws, and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

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Related Party Transactions

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers or affiliated entities, be insured or indemnified against certain liabilities incurred in their capacity as members of the Board. In our indemnification agreements with these non-employee directors, we have agreed that our indemnification obligations will be primary to any such other indemnification arrangements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Issuance of Series A Preferred Stock and Warrants

On November 22, 2021 (the “Closing Date”), we issued and sold to Oaktree Power Opportunities Fund V (Delaware) Holdings L.P., Opps TPIC Holdings, LLC and Oaktree Phoenix Investment Fund, L.P. (collectively, “Oaktree”), an aggregate of 350,000 shares of a newly designated Series A Preferred Stock of the Company, par value $0.01 per share (the “Series A Preferred Stock”), for an aggregate purchase price of $350,000,000.

Oaktree is entitled to designate one representative to the Board and Oaktree designated Peter Jonna as its representative. In December 2021, Mr. Jonna was appointed to the Board. Mr. Jonna is a Managing Director of Oaktree Capital Management’s GFI Energy Group.

Warrant

In connection with the issuance and sale of the Series A Preferred Stock, we issued to Oaktree warrants to purchase an aggregate of 4,666,667 shares of our common stock, at an exercise price of $0.01 per share and a term of five years. The number of shares issuable upon exercise of the warrant is subject to customary adjustments upon the occurrence of certain events such as stock splits, reclassifications, combinations, dividends, distributions, mergers and other similar events. On the Closing Date, we also entered into an Investor Rights Agreement with Oaktree (the “Investor Rights Agreement”) pursuant to which, among other things, we granted Oaktree customary registration rights with respect to the shares of common stock underlying the warrant and certain other securities that may be issued to Oaktree in respect of the warrant.

Voting and Consent Rights

The Series A Preferred Stock does not have any voting rights or rights to convert such preferred shares into shares of our common stock. We must obtain the prior written consent of holders of a majority of the outstanding shares of Series A Preferred Stock for, among other things: (i) amending our organizational documents to the extent such amendment has an adverse effect on the holders of Series A Preferred Stock, (ii) effecting any change of control, liquidation event or merger or consolidation of the Company unless the entirety of the applicable Series A Redemption Price (as specified below) is paid with respect to all then issued and outstanding Series A Preferred Stock, (iii) increasing or decreasing the number of authorized shares of Series A Preferred Stock, (iv) making certain material acquisitions or dispositions or entering into joint ventures or similar transactions, (v) incurring indebtedness except for indebtedness incurred under its existing loan facilities and agreements so long as the total amount of such indebtedness does not exceed $100 million from the Closing Date until December 31, 2021 and $80 million thereafter, (vi) committing to any capital expenditures or agreements to construct or acquire new manufacturing facilities, and (vii) certain other specified actions.

Dividends

The dividend rate with respect to the Series A Preferred Stock is 11.0% per annum and will compound on a quarterly basis. The dividend rate will increase by 2.0% per annum: (i) on the fifth anniversary date of the Closing Date and on each anniversary thereafter, (ii) to the extent that we fail to pay any dividend that is required to be paid in cash, (iii) if we are in material breach of our covenants under the Series A Preferred Stock Purchase Agreement, the Certificate of Designations for the Series A Preferred Stock (the “Certificate of Designations”) or the Investor Rights Agreement, or if we experience a bankruptcy or insolvency event, or if certain other Events of Noncompliance (as defined in the Certificate of Designations) occur, (iv) if we fail to maintain a specified fixed charge dividend coverage ratio, and (v) in respect of any Series A Preferred Stock issued as curative equity in accordance with the Investor Rights Agreement (each, an “Incremental Dividend”); provided that in no event shall the dividend rate exceed 20.0%. On or prior to the second anniversary of the Closing Date, we may pay dividends on the Series A Preferred Stock either in cash or “in kind”, through accrual to the liquidation preference of the Series A Preferred Stock or a combination thereof. Following the second anniversary of the Closing Date, dividends shall be payable only in cash. Payments of any Incremental Dividends must be made in cash.

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Related Party Transactions

Ranking and Liquidation Preference

The Series A Preferred Stock ranks senior to our common stock with respect to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (a “Liquidation”). Upon a Liquidation, each share of Series A Preferred Stock would be entitled to the applicable Series A Redemption Price. The initial liquidation preference of the Series A Preferred Stock will be equal to $1,000 per share (the “Initial Series A Liquidation Preference”). The applicable Series A Redemption Price will be determined based on the Initial Series A Liquidation Preference, plus any dividends added to the Initial Series A Liquidation Preference as an in-kind payment pursuant to the terms of the Certificate of Designations (the “Series A Liquidation Preference”).

Redemption Rights and Series A Redemption Price

We have the right to redeem all or any portion of the Series A Preferred Stock at any time by paying the applicable Series A Redemption Price; provided, however, that no optional redemption will be permitted that would result in less than 10% of the shares of Series A Preferred Stock that are issued on the Closing Date remaining outstanding following such redemption unless all remaining shares of Series A Preferred Stock are redeemed.

Each holder of Series A Preferred Stock will have the option to require the Company to redeem any portion of the Series A Preferred Stock at any time after the fifth anniversary of the Closing Date or an Event of Noncompliance occurs. We will be required to redeem all of the outstanding shares of Series A Preferred Stock automatically upon the occurrence of a change of control, Liquidation or insolvency event.

The following table sets forth the Redemption Prices at which the Series A Preferred Stock may be redeemed under the Certificate of Designations:

Timing of Redemption	Series A Redemption Price

Before the third anniversary of the Closing Date	Make-Whole Amount (as defined below)

From the First Optional Call Date (as defined below) until (but not including) the first anniversary of the First Optional Call Date	102% of the Series A Liquidation Preference

From and after the first anniversary of the First Optional Call Date	101% of the Series A Liquidation Preference

The “Make-Whole Amount” with respect to any redemption of any share of the Series A Preferred Stock prior to the third anniversary of the Closing Date (the “First Optional Call Date”) is defined in the Certificate of Designations as an amount equal to the present value (calculated as provided below) as of the redemption date of the sum of (A) the remaining dividends that would accrue on such shares being redeemed from the day immediately following the redemption date to the First Optional Call Date plus (B) 102% of the Series A Liquidation Preference of such shares being redeemed on the redemption date assuming that, for purposes of calculating clauses (A) and (B), such shares of Series A Preferred Stock being redeemed were to remain outstanding through the First Optional Call Date, and with the present value of such sum being computed using an annual discount rate (applied quarterly) equal to the rate on U.S. Treasury notes with maturity closest to the applicable redemption date plus 50 basis points.

Minimum Cash Balance

We are required to maintain a minimum cash balance of $50,000,000 at all times, which will be measured on a monthly basis, so long as the Series A Preferred Stock remains outstanding.

Procedures for Approval of Related Party Transactions

The audit committee of the Board has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions.

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ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. The advance notice requirements for the Annual Meeting are as follows: a stockholder’s notice shall be timely if delivered to our Secretary at the address set forth below not later than the close of business on the later of the 90th day prior to the scheduled date of the Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made or sent by us.

Our amended and restated bylaws provide that, for nominations of persons for election to the Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at TPI Composites, Inc., 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. Since our Annual Meeting is being held on May 25, 2022, stockholder proposals must be received by our Secretary at our principal executive offices no earlier than January 25, 2023 and no later than February 24, 2023 in order to be raised at our 2023 annual meeting of stockholders. However, the amended and restated bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the Annual Meeting, the reasons for conducting such business at the Annual Meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2023 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 31, 2022. Such proposals must be delivered to our Secretary at TPI Composites, Inc., 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253. To comply with universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 26, 2023.

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HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of 2022 Annual Meeting of Stockholders, Proxy Statement and Annual Report, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253, Attention: Secretary or call us at (480) 315-8742. If you want to receive separate copies of the Notice of 2022 Annual Meeting of Stockholders, Proxy Statement or Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

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APPENDIX A – PROPOSED AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TPI COMPOSITES, INC.

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TPI COMPOSITES, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

TPI Composites, Inc., (the “Corporation”) a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), does hereby certify as follows:

First: Amendments to the Amended and Restated Certificate of Incorporation of the Corporation were duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the Delaware General Corporation Law. Stockholders of the Corporation, at a meeting called in accordance with Section 222 of the Delaware General Corporation Law, duly approved said proposed amendments in accordance with Section 242 of the Delaware General Corporation Law. The amendments to Article VI, Section 3 and Article VI, Section 4 of the Amended and Restated Certificate of Incorporation of the Corporation, respectively, are as follows:

Article VI, Section 3 is hereby deleted in its entirety and replaced by the following:

3. Number of Directors; Term of Office. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. Other than any directors elected by the separate vote of the holders of one or more series of Undesignated Preferred Stock, the Board of Directors initially shall be divided into three classes, designated as Class I, Class II and Class III, with terms of office expiring at the annual meetings of stockholders held in 2023 for the Class I (the “2023 Annual Meeting”), 2024 for the Class II (the “2024 Annual Meeting”) and 2025 for the Class III (the “2025 Annual Meeting”), respectively. Following the effectiveness of this Certificate of Amendment, each member of the Board of Directors shall initially be assigned to, and continue serving in, the same class as he or she was serving in immediately prior to the effectiveness of this Certificate of Amendment. Subject to the special rights of the holders of one or more series of Undesignated Preferred Stock to elect directors, commencing at the 2023 Annual Meeting, directors succeeding those whose terms are then expired shall be elected to hold office for one-year terms expiring at the annual meeting of stockholders held in the year following the year of their election. Accordingly, following the 2023 Annual Meeting, the Board of Directors shall be divided into two classes with the terms of office expiring at the 2024 Annual Meeting and the 2025 Annual Meeting and following the 2024 Annual Meeting, the classification of the directors shall terminate and all directors shall be of one class and shall be elected to hold office for one-year terms expiring at the next annual meeting of stockholders of the Corporation. Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal from office.

If the number of such directors is changed and the Board of Directors at such time is still classified, any increase or decrease shall be apportioned among the classes of directors in the manner determined by the Board of Directors, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Each director shall hold office until his or her successor shall be duly elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal from office.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

A-61 | TPI Composites    2022 Proxy Statement

APPENDIX A – PROPOSED AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TPI COMPOSITES, INC.

Article VI, Section 4 is hereby deleted in its entirety and replaced by the following:

4. Vacancies. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and shall not be filled by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal and, if the Board of Directors at such time is classified, for a term that shall coincide with the remaining term of the class to which the Director shall have been appointed. No decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

Second: That the foregoing amendments to the Amended and Restated Certificate of Incorporation of the Corporation have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

A-62 | TPI Composites    2022 Proxy Statement

APPENDIX B – NON-GAAP FINANCIAL MEASURES INFORMATION

Set forth below in this Appendix A is important information about the following non-GAAP financial measures that the Company uses in its Bonus Plan as described in this Proxy Statement: EBITDA and Adjusted EBITDA. Annual bonuses paid to our executive officers are partially conditioned upon achievement of specified levels of Adjusted EBITDA. We believe that these non-GAAP financial measures provide useful information to investors regarding our results of operations and provide a good baseline for measuring the performance of our executive officers.

EBITDA and Adjusted EBITDA

We define EBITDA, a non-GAAP financial measure, as net income or loss plus interest expense, income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any share-based compensation expense, plus or minus any foreign currency losses or income, plus or minus any losses or gains from the sale of assets and asset impairments, plus any restructuring charges. Adjusted EBITDA is the primary metric used by our management and our board of directors to establish budgets and operational goals for managing our business and evaluating our performance. We monitor adjusted EBITDA as a supplement to our GAAP measures, and believe it is useful to present to investors, because we believe that it facilitates evaluation of our period-to-period operating performance by eliminating items that are not operational in nature, allowing comparison of our recurring core business operating results over multiple periods unaffected by differences in capital structure, capital investment cycles and fixed asset base. In addition, we believe adjusted EBITDA and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance and debt-service capabilities.

Our use of adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;

•	adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	adjusted EBITDA does not reflect the dividends to our Series A Preferred stockholders or accretion of the Series A Preferred Stock;

•

adjusted EBITDA does not reflect losses on extinguishment of debt relating to prepayment penalties, termination fees and the write off of any remaining debt discount and debt issuance costs upon the repayment or refinancing of our debt;

•	adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect capital expenditure requirements relating to the future need to augment or replace those assets;

•	adjusted EBITDA does not reflect share-based compensation expense on equity-based incentive awards to our officers, employees, directors and consultants;

•	adjusted EBITDA does not reflect the foreign currency income or losses in our operations;

•	adjusted EBITDA does not reflect the gains or losses on the sale of assets and asset impairments;

•	adjusted EBITDA does not reflect restructuring charges; and

•	other companies, including companies in our industry, may calculate EBITDA and adjusted EBITDA differently, which reduces their usefulness as comparative measures.

In evaluating EBITDA and adjusted EBITDA, you should be aware that in the future, we will incur expenses similar to the adjustments noted herein. Our presentations of EBITDA and adjusted EBITDA should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider EBITDA and adjusted EBITDA alongside other financial performance measures, including our net income (loss) and other GAAP measures.

B-63 | TPI Composites    2022 Proxy Statement

Appendix B – Non-GAAP Financial Measures Information

The following table reconciles net loss to EBITDA and Adjusted EBITDA, as described above, for the year ended December 31, 2021:

Year Ended December 31, 2021 (in thousands) ($)
Net loss attributable to common stockholders	(165,588)
Preferred stock dividends and accretion	6,040
Net loss	(159,548)
Adjustments:
Depreciation and amortization	52,593
Interest expense (net of interest income)	13,622
Income tax provision	26,760
EBITDA	(66,573)
Share-based compensation expense	8,407
Foreign currency loss, net	23,671
Loss on sale of assets and asset impairments	13,110
Restructuring charges, net	23,762
Adjusted EBITDA	2,377

B-64 | TPI Composites    2022 Proxy Statement

*TPI COMPOSITES, INC.*
*8501 N. SCOTTSDALE ROAD*
*GAINEY CENTER II, SUITE 100*
*SCOTTSDALE, AZ 85253*

**VOTE BY INTERNET - www.proxyvote.com**
*Before the meeting* - Go to **www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**During The Meeting - Go to www.virtualshareholdermeeting.com/TPIC2022**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | 0 | 0 | 0 |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees**

01) James A. Hughes 02) Tyrone M. Jordan 03) Peter J. Jonna

**The Board of Directors recommends you vote FOR proposals 2 and 3.**

| | For | Against | Abstain |
|---|---|---|---|
| 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal yearending December 31, 2022. | 0 | 0 | 0 |
| 3. To consider and act upon a non-binding advisory vote on the compensation of our named executive officers. | 0 | 0 | 0 |
| 4. To approve an Amendment to the Company's Amended and Restated Certificate of Incorporation to declassify the Board of Directors of the Company. | 0 | 0 | 0 |

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders mustsign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Dat |
|---|---|---|---|

0000500508_1 R1.0.0.177

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 25, 2022 1:00 PM:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

**TPI COMPOSITES, INC.**
**Annual Meeting of Stockholders**
**May 25, 2022 1:00 PM**
**This proxy is solicited by the Board of Directors**

The undersigned hereby appoints William E. Siwek and Adan Gossar, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TPI COMPOSITES, INC. that the undersigned is entitled to vote at the Annual Meeting of stockholders to be held virtually via the Internet at 01:00 PM, Arizona time on May 25, 2022, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**

0000500508_2 R1.0.0.177